Exhibit (a)(1)-(1)


                           OFFER TO PURCHASE FOR CASH
              UP TO 117,025 UNITS OF LIMITED PARTNERSHIP INTERESTS
                                       OF
                        WESTIN HOTELS LIMITED PARTNERSHIP
                                       AT
                                  $725 PER UNIT
                                       BY

                              KALMIA INVESTORS, LLC
                       MERCED Partners Limited Partnership
                               Smithtown Bay, LLC
                         Global Capital Management, Inc.
                               John D. Brandenborg
                                 Michael J. Frey


                  ---------------------------------------------
                      THE OFFER AND WITHDRAWAL RIGHTS WILL
                      EXPIRE AT 5:00 P.M., EASTERN TIME, ON
                      FEBRUARY 9, 2004, UNLESS THE OFFER IS
                                    EXTENDED.
                  ---------------------------------------------


Kalmia Investors, LLC, ("Kalmia"), Merced Partners Limited Partnership ("Merced"), Smithtown Bay, LLC ("Smithtown"), Global Capital Management, Inc. ("GCM"), John D. Brandenborg and Michael J. Frey (collectively, the "Purchaser") hereby offer to acquire units of limited partnership interest ("Units") in
Westin Hotels Limited Partnership, a Delaware limited partnership (the "Partnership"). Kalmia is a Delaware limited liability company formed on July 31, 1996. Smithtown, a Delaware limited liability company formed on July 29, 1996, was named the manager of Kalmia on January 3, 2003. GCM, a Delaware corporation formed on September 23, 1998, is Smithtown's manager and the general partner of Merced. Merced, a Delaware limited partnership formed on January 19, 1990, is the sole owner of all of the members of Kalmia including its manager, Smithtown. John D. Brandenborg and Michael J. Frey are the sole officers and directors of GCM.

The Purchaser hereby offers to purchase up to 117,025 Units at a purchase price of $725 per Unit, in cash, without interest, less the amount of any distributions declared or paid on or after December 31, 2003, in respect of that Unit (the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Agreement of Sale, as each may be supplemented or amended from time to time (which together constitute the "Offer"). Unitholders who tender their Units to us will not be obligated to pay the $50 transfer fee per transferring Unitholder charged by the Partnership, as this cost will be borne by the Purchaser.

THE OFFER IS CONDITIONED UPON CERTAIN CONDITIONS, ALTHOUGH THE PURCHASER RESERVES THE RIGHT TO WAIVE SUCH CONDITIONS AND TO EXTEND THE OFFER, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. SEE SECTION 13 ("CERTAIN CONDITIONS OF THE OFFER").

A HOLDER OF UNITS ("UNITHOLDER") MAY TENDER ANY OR ALL UNITS THAT IT OWNS.

FOR MORE INFORMATION OR FOR FURTHER ASSISTANCE WITH THE PROCEDURE OF TENDERING YOUR UNITS PLEASE CALL THE PURCHASER'S TOLL-FREE INFORMATION LINE AT (800) 547-0854.



January 14, 2004

                                    IMPORTANT

Any (i) Unitholder, (ii) beneficial owner, in the case of Units owned by individual retirement accounts, Keogh Plans or qualified plans (a "Beneficial Owner"), or (iii) person who has purchased Units but has not yet been reflected on the Partnership's books as a limited partner of the Partnership (an "Assignee") desiring to tender Units should complete and sign the Agreement of Sale in accordance with the instructions in the Agreement of Sale, and mail or deliver a fully executed original of the Agreement of Sale, along with any other required documents, to the Purchaser at the address set forth on the back cover of this Offer to Purchase, or request its broker, dealer, commercial bank, credit union, trust company or other nominee to effect the transaction on their behalf. Unless the context requires otherwise, references to Unitholders in this Offer to Purchase shall be deemed to include record holders of Units, Beneficial Owners and Assignees.

QUESTIONS OR REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES OF THIS AMENDED OFFER TO PURCHASE OR THE AGREEMENT OF SALE MAY BE DIRECTED TO THE PURCHASER BY CALLING THE TOLL-FREE INFORMATION LINE: (800) 547-0854.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE AGREEMENT OF SALE. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                TABLE OF CONTENTS


SUMMARY TERM SHEET...........................................................3

INTRODUCTION      10

RISKS AND FACTORS TO CONSIDER BEFORE TENDERING..............................11

OFFER TO PURCHASE 16

SECTION 1.  Terms of the Offer...............................................16

SECTION 2.  Acceptance for Payment and Payment for Units.....................16

SECTION 3.  Procedures for Tendering Units...................................17
             Valid Tender....................................................17
             Backup Federal Income Tax Withholding...........................17
             Tenders by Beneficial Holders...................................18
             Signature Guarantees............................................18
             Appraisal Rights................................................18
             Other Requirements..............................................18
             Determination of Validity; Rejection
               of Units; Waiver of Defects; No Obligation
               to Give Notice of Defects.....................................19

SECTION 4.  Withdrawal Rights................................................19

SECTION 5.  Extension of Tender Period; Termination; Amendment...............21

SECTION 6.  Certain U.S. Federal Income Tax Considerations...................20

SECTION 7.  Purpose and Effects of the Offer.................................23
             Purpose of the Offer............................................23
             Rights That We Will Have If We Are A
               Majority Holder Of Units......................................25
             Effect on Trading Market and Price Range of the Units...........25

SECTION 8.  Future Plans.....................................................26

SECTION 9.  Past Contacts and Negotiations with General Partner..............26

SECTION 10. Certain Information Concerning the Business
            of the Partnership and Related Matters...........................31
             Business........................................................31
             Distributions...................................................33

SECTION 11. Certain Information Concerning the Purchaser.....................34

SECTION 12. Source of Funds..................................................35

SECTION 13. Certain Conditions of the Offer..................................35

SECTION 14. Certain Legal Matters and Required Regulatory Approvals..........38
             General.........................................................38
             Antitrust.......................................................38
             State Takeover Laws.............................................39
             ERISA...........................................................39

SECTION 15. Fees and Expenses................................................39

SECTION 16. Miscellaneous....................................................39

SCHEDULE 1   ................................................................42

SCHEDULE 2   ................................................................43

                               SUMMARY TERM SHEET

Kalmia Investors, LLC ("Kalmia"), Merced Partners Limited Partnership ("Merced"), Smithtown Bay, LLC ("Smithtown"), Global Capital Management, Inc. ("GCM"), John D. Brandenborg and Michael J. Frey, which are collectively referred to as "Purchaser", "we" or "us" in this document, are proposing to acquire up to 117,025 of the outstanding units of limited partnership interest of Westin Hotels Limited Partnership, which is referred to in this document as the "Partnership", at a cash price of $725 per Unit, less the amount of any distributions declared or paid on or after December 31, 2003 in respect of that Unit, subject to the terms and conditions set forth in this Offer to Purchase. See Section 1 ("Terms of the Offer") for a description of the terms of the Offer. The following are some of the questions you, as a Unitholder in the Partnership, may have, as well as our answers to those questions. We urge you to read the remainder of this Offer to Purchase and the related Agreement of Sale, which together constitutes the "Offer," carefully because the information in this summary is not complete and additional important information is contained in the remainder of this Offer. Please note that capitalized terms used in this summary term sheet without definition are defined elsewhere in this document.

QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER

Who is offering to buy my securities?

         Kalmia Investors, LLC, is a Delaware limited liability company. Smithtown Bay, LLC is a Delaware limited liability company formed on July 29, 1996. Smithtown was named the manager of Kalmia on January 3, 2003. Smithtown's manager is Global Capital Management, Inc., a Delaware corporation formed on September 23, 1998. Kalmia's beneficial owners are Merced Partners Limited Partnership, a Delaware limited partnership formed on January 19, 1990, of which GCM is the general partner. GCM is controlled by its two officers and directors, John D. Brandenborg and Michael J. Frey, Kalmia, Smithtown, GCM, Merced and Messrs. Brandenborg and Frey, who are collectively the Purchaser, are offering to buy your securities. See Section 11 ("Certain Information Concerning the
Purchaser") for further information about the Purchaser. Merced is a private investment limited partnership.

What are the classes and amounts of securities sought in the Offer?

         We are offering to buy 117,025 Units, which are approximately 86.3% of all outstanding Units. Assuming that all such Units are tendered and not validly withdrawn, and all conditions of the Offer are satisfied, we would own 100% of all outstanding Units.

Have you recently made other tender offers for the Partnership's Units?

         Yes. On July 24, 2003, the Purchaser filed with the Securities and Exchange Commission ("Commission") an offer to purchase up to 79,917 Units, at $550 per Unit in cash. That offer expired at 5:00 p.m. New York Time, on Friday, August 29, 2003. The Purchaser purchased 6,409 Units in that offer. Subsequently, on October 6, 2003, the Purchaser filed with the Commission an offer to purchase up to 73,250 Units, at $550 per Unit in cash. That offer expired at 5:00 p.m., Eastern Time on Friday, November 7, 2003. The Purchaser purchased 1,183 Units in that offer.

Is the Offer conditioned on a minimum number of Units being tendered?

         No, our Offer is not conditioned on a minimum number of Units being tendered.

How much are you offering to pay and what is the form of payment?

         We are offering to pay $725 in cash for each Unit, less the amount of any distributions declared or paid on or after December 31, 2003, in respect of that Unit. If you are the record owner of Units, you tender your Units to us in the Offer and we accept them for payment, you will not have to pay transfer fees, brokerage fees or similar expenses. If you own your Units through a broker or other nominee, and your broker tenders your Units on your behalf, your broker or nominee may charge you a fee. Regardless of whether you tender your Units directly or through your broker or other nominee, we will pay the $50 transfer fee per transferring Unitholder charged by the Partnership. When we pay you, we will pay you by check mailed to your address as it appears in the Partnership's records.

Do you have the financial resources to make payment?

         Yes. We have the financial resources to pay for all tendered Units based on our cash on hand and highly liquid securities in our proprietary portfolio. The Offer is not conditioned on our obtaining any financing. See
Section 12 ("Source of Funds") for more information.

When will payment be made?

         Payment will be made as promptly as practicable after the expiration of the Offer and the Partnership has registered the transfers of the tendered Units that we shall have accepted for payment on its books and records and we are recognized by the Partnership as a Substituted Limited Partner in respect of all such Units with full voting rights and rights to distributions (See Section 13 ("Certain Conditions of the Offer")). In this regard, the Commission has stated (release no. 34-43069, available July 24, 2000) that because transfers of limited partnership interests are subject to delays, an offeror in a tender offer for limited partnership interests may reasonably extend the period for payment without violating the requirement for prompt payment. See Section 13 ("Certain Conditions of the Offer"). Since the last business day of the current calendar quarter is March 31, 2004, we expect that payment for accepted Units will be delayed until at least March 31, 2004.

Why are you making this Offer?

         On July 24, 2003, the Purchaser filed with the Commission an offer to purchase up to 79,917 Units, pursuant to which the Purchaser purchased 6,409 Units. Subsequently, on October 6, 2003, the Purchaser filed with the Commission an offer to purchase up to 73,250 Units, pursuant to which the Purchaser purchased 1,183 Units. We are making this third Offer as a speculative investment based upon our continued belief that the Units represent an attractive investment at the price offered. Our belief is based upon, in part, our assessment of the value of the Partnership's assets and liabilities. The purpose of the Offer is to allow us to benefit from any one combination of the following: (i) any cash distributions from the Partnership's operations in the ordinary course of business; (ii) distributions of net proceeds from a liquidation, if any; (iii) a refinancing of the Partnership or any of its properties; (iv) cash that the Partnership may retain or distribute as a result of a redemption of Units; (v) sale of the Units; and (vi) any other claims that the Partnership may have.

Why are you making this third Offer when you already have made two offers?

         Our Offer price is $25 above the price offered by Starwood Hotels & Resorts Worldwide, Inc. ("Starwood"), which Starwood has recently stated it does not intend to increase. Our third Offer gives such Unitholders another opportunity to tender to us, and another opportunity for us to buy more Units at a price that we consider desirable.

Are you affiliated with the Management Company of the Partnership?

         No. The Purchaser is not affiliated with the Management Company.

Are you affiliated with Westin Realty Corp., the general partner of the Partnership (the "General Partner")?

         No. The Purchaser is not affiliated with the General Partner.

Has this Offer been approved by the General Partner?

         No. We have not sought the General Partner's approval.

Why aren't you seeking approval of your Offer from the General Partner?

         Approval of the General Partner is not required for us to make the Offer or for Unitholders to tender their Units.

Do you need the Partnership's or General Partner's consent to purchase the Units?

         No. However, we need the General Partner's prior written consent in order to be admitted as a "Substituted Limited Partner" of the Partnership. We may decline to purchase any or all tendered Units if the General Partner does not give us such consent. The General Partner also may suspend any or all transfers of tendered Units if such transfers would result in the transfer of 40% or more of the aggregate interests in the Partnership when added to the total of all other sales of Units during the preceding 12 months. It is a condition of the Offer that the Partnership recognize all transfers of tendered Units to us. If the General Partner suspends transfers to us, in order to lift that suspension, we may amend our offer to reduce the number of Units we are tendering for and subject tendering Unitholders to a pro rata reduction of Units that we will accept for payment. Based on the number Units tendered to us in our initial offer and the number of other transfers of which we are aware during 2004, we do not believe that transfers to us will be suspended.

If this Offer is successful will the Partnership continue as a public company?

         We do not know whether the successful completion of our Offer will result in the number of Unitholders dropping below 300, although based on the apparent widespread holdings of the Units and the lack of public information indicating any concentration of ownership, we do not believe that the number would drop below 300. If we successfully complete our Offer and the total number of Unitholders drops below 300 Unitholders, then we will request that the General Partner take steps to suspend the Partnership's filing obligations under the Exchange Act. However, the Partnership will still be required to prepare and distribute to Unitholders an annual report pursuant to Section 12.04(e) of the Partnership's limited partnership agreement (the "Limited Partnership Agreement").

How long do I have to decide whether to tender my Units?

         You may tender your Units until 5:00 p.m., Eastern Time, on February 9, 2004, which is the scheduled expiration date of the Offer, unless we decide to extend the Offer period. See Section 3 ("Procedure for Tendering Units") for information about tendering your Units.

Can the Offer be extended, how will I be notified if the Offer is extended, and under what circumstances will it be extended?

         Yes, we may decide to extend the Offer. If we extend the Offer we will make a public announcement no later than 9:00 a.m., Eastern Time, on the business day following the scheduled expiration date of the Offer (which is 5:00 p.m., Eastern Time, on February 9, 2004), stating the extended expiration date and the approximate number of Units tendered to date.

Will there be a subsequent offer period?

         No, although as noted above, we may extend the Offer.

What is the most significant condition to the Offer?

         The Offer is conditioned on, among other things, the Purchaser having confirmed to its reasonable satisfaction that, upon the purchase of the Units pursuant to the Offer, the General Partner will give its prior written consent to the Purchaser becoming a Substituted Limited Partner with respect to all Units tendered (although the Purchaser reserves the right to waive this condition).

When will you accept my tendered Units for payment?

         Following the expiration of the Offer period, we will determine whether your Units were validly tendered and accept Units for payment. We will issue a press release when we have accepted tendered Units for payment.

How do I tender my Units?

         You must complete and execute the Agreement of Sale and return it on or prior to February 9, 2004 to the Purchaser in accordance with the instructions in Section 3 ("Procedures for Tendering Units"). You may tender any or all of your Units. For your convenience we have included a pre-addressed envelope for you to return the Agreement of Sale, however, the method of delivery of the Agreement of Sale is at your sole option and risk. The delivery will be deemed made only when actually received by us. If delivery is by mail, registered mail with return receipt requested is recommended.

Until what time can I withdraw previously tendered Units?

         Units tendered pursuant to the Offer may be withdrawn at any time by written notice received by the Purchaser on or prior to the Expiration Date (including any extensions thereof), and, if and to the extent tendered Units have not been accepted for payment by March 8, 2004 (the 60th day from the date of this Offer), at any time thereafter. Once the Expiration Date has passed you will not otherwise be able to withdraw your Units. See Section 4 ("Withdrawal Rights") for more information.

How do I withdraw my previously tendered Units?

         You (or your broker or nominee) must notify us in writing at the address listed at the end of this Summary Term Sheet, and the notice must include your name, the number of Units to be withdrawn and the name in which the tendered Units are registered. For complete information about the procedures for withdrawing your previously tendered Units. See Section 4 ("Withdrawal Rights"). Your Units will not be deemed to have been withdrawn unless all of the procedures in Section 4 are properly followed in a timely fashion.

If I decide not to tender, how will the Offer effect my Units?

         If the Offer is not consummated or if you do not tender your Units and we consummate the Offer, you will remain a Unitholder. If the Offer is consummated and we purchase 49,361 Units we will become the holder of a majority of the Units, which will entitle us to certain rights under the Limited Partnership Agreement. According to the Partnership's Annual Report on Form 10-K for the fiscal year ending December 31, 2002 (the "2002 Form 10-K"), currently there is no limited partner who holds a majority of the Units. See Section 7 ("Purpose and Effects of the Offer").

Why should I tender Units pursuant to your Offer and not pursuant to the tender offer commenced on November 4, 2003, by Starwood?

         You should tender your Units pursuant to our Offer because we are offering to pay $725 per Unit, while Starwood is only offering to pay $700. In a letter to the Unitholders, dated January 6, 2004, Starwood stated that it does not intend to increase that price. In addition, our Offer has no minimum condition, while Starwood's offer includes a non-waivable condition that at least a majority of the issued and outstanding Units be tendered and not withdrawn. That means that Starwood will not purchase your Units unless at least 67,801 Units are tendered to it. The Purchaser does not believe that Starwood will meet this condition and therefore will not be able to complete its offer, unless Starwood amends the terms of its offer.

Can I withdraw Units that I tendered pursuant to Starwood's tender offer and tender those Units pursuant to your Offer?

         Yes. You can withdraw Units that you tendered to Starwood by written notice of withdrawal received by Starwood before 5:00 p.m., New York time, on January 23, 2004 (the expiration of Starwood's offer). To withdraw Units previously tendered to Starwood, please see the Notice of Withdrawal that we have attached for your convenience to our Schedule TO, filed with the Commission as Exhibit (a)(1)-6, and have included in our letters to Unitholders, dated January 8, 2004, and January 14, 2004. Please also see Starwood's Offer to Purchase for a full discussion of how to withdraw your Units from Starwood.

Do you intend to tender your Units to Starwood?

         No. We do not intend to tender our Units, or any Units we purchase as a result of this Offer, to Starwood pursuant to its tender offer commenced on November 4, 2003. (Please see the Purchaser's Schedule 14D-9, filed with the Commission on November 17, 2003, as amended).

Do you intend to give your consent to the proposals described in Starwood's Offer to Purchase?

         No. We do not intend to grant our consent to the proposals described in
Starwood's  Offer  to  Purchase,   dated  November  4,  2004.  (Please  see  the
Purchaser's 14D-9, filed with the Commission on November 17, 2003, as amended).

What impact will your Offer have on Starwood's tender offer?

         Our Offer will affect Starwood's proposed offer if we obtain a majority of the Units. Since we do not intend to tender any Units that we hold to Starwood, our obtaining a majority of the Units would effectively make Starwood's offer impossible to fulfill, unless Starwood modifies its proposed offer to remove the unwaivable condition that Starwood obtain more than 50% of the Units.

What is the market value of my Units now?

         There is no established public market for the Units, although there is a limited secondary market for the Units. According to the 2002 Form 10-K, the sale prices of Units from January 1, 2003 through March 17, 2003, ranged from $225 to $465 per Unit, with an average sale price of $333.36, before certain reductions (see Section 7 ("Purpose and Effects of the Offer")). The weighted average price per Unit for Units traded over the 12 months ending September 30, 2003, was $441.76. We calculated this amount based on trades reported by The Partnership Spectrum, an industry publication. According to the American
Partnership Board, there were 452 Units sold from June 1, 2003, through September 30, 2003, at prices ranging from $435 to $600 per Unit. However, prices obtainable in the secondary market today or at any other time may be higher or lower than these historic prices.

         Houlihan Lokey Howard & Zukin Financial Advisors, engaged by the Partnership to render fairness opinions regarding recent tender offers, stated that a price of $700 per Unit was fair to Unitholders from a financial point of view (within the context of Starwood's tender offer commenced on November 7, 2003). Please see the Partnership's Amendment No. 2 to Schedule 14D-9, as filed with the Commission on December 29, 2003.

How can I get further information about the Partnership?

         On May 15, 2003, the Partnership filed a Preliminary Proxy Statement on
Schedule 14A with the Commission. On August 1, 2003, the Partnership filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the Commission, as amended on August 6, 2003 and on August 29, 2003. On August 28, 2003, the Partnership filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the Commission reporting preliminary financial information for the Westin Michigan Avenue Hotel for July 2003. On August 7, 2003 the Partnership filed its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003. On September 8, 2003, the Partnership filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the Commission reporting the Partnership's preliminary unaudited limited financial information for August 2003. On October 14, 2003, the Partnership filed a press release on Schedule 8-K with the Commission, reporting the Partnership's preliminary financial information for September 2003. On October 16, 2003, the Partnership filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the Commission. On October 27, 2003, the Partnership filed a Solicitation/Recommendation Statement on Schedule 14D-9A with the Commission. On November 6, 2003, the Partnership filed a 10-Q with the Commission reporting quarterly earnings for the quarter ending September 30, 2003. On November 18, 2003, the Partnership filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the Commission. On November 18, 2003, the Partnership filed a press release on Schedule 8-K with the Commission that reported preliminary financial information for October 2003. On November 25, 2003, the Partnership filed a Solicitation/Recommendation Statement on Schedule 14D-9A with the Commission reporting a press release and unaudited financial data. On December 29, 2003, the Partnership filed a Solicitation/Recommendation Statement on Schedule 14D-9A with the Commission.

Do you intend to consummate a merger following the Offer?

         No. The purpose of the Offer is to acquire Units for investment purposes only (see Section 8 ("Future Plans")). We have no current plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Partnership, the sale or transfer of any material amount of assets of the Partnership, any material change in the capitalization or dividend policy of the Partnership or any other material change in the Partnership's company structure or business. However, we are currently evaluating the Partnership's business and management and are considering exercising our rights under the Limited Partnership Agreement as owners of 10% or more of outstanding Units to call for a vote to remove the General Partner. We reserve the right to change our plans and intentions. If we become the holder of at least 50.1% of the units we will control many decisions that the Unitholders can make (see Section 7 ("Purpose and Effects of the Offer")), including removal of the General Partner.

What happens if the Partnership makes a distribution or other payment to Unitholders?

         Any distributions declared or paid on or after December 31, 2003 will be for the benefit of the Purchaser. To the extent a tendering Unitholder receives any distribution after that date, the amount of such distribution will be deducted from the Purchase Price.

Who will determine the validity of my tender of Units?

         We reserve the sole right to decide any questions concerning the validity, form, eligibility, timeliness and other questions relating to tenders of Units. We also reserve the right to waive any defect or irregularity. In exercising our waiver power we may choose not to treat similar defects or irregularities in the same manner. All of our decisions relating to the validity of tenders will be final and binding.

What are the U.S. Federal income tax consequences of tendering Units in the Offer?

         If the Offer is consummated, a tendering Unitholder will be treated as disposing of his Units in a taxable transaction for federal income tax purposes. A tendering Unitholder will recognize gain or loss on such disposition equal to the difference between (x) the amount realized on the disposition and (y) the Unitholder's tax basis in the Units. The characterization of any such gain or loss as capital or ordinary gain or loss will depend on whether the Units are capital assets to the Unitholder and on the nature of the Partnership's assets. See Section 6. ("Certain U.S. Federal Income Tax Considerations").

What are the U.S. Federal income tax consequences of not tendering Units in the Offer?

         A Unitholder who does not tender his Units pursuant to the Offer should not realize any material tax consequences as a result of such failure to tender unless the Partnership is deemed to be "terminated" for federal income tax purposes as a result of the tenders by other Unitholders. If the Partnership is deemed to be so "terminated," the Partnership's future depreciation and amortization deductions with respect to its properties may be reduced in certain future years immediately following the deemed termination with the result that the amount of taxable income that a Unitholder derives from its Units with respect to such years may be increased. In such an event, however, the amount of the Partnership's depreciation and amortization deductions in subsequent future years would be reduced in corresponding amounts with the result that the aggregate amount of the Partnership's taxable income in the years following the deemed termination should be equal to the aggregate amount of taxable income that the Partnership would derive in such years if no termination were to occur. See "Section 6. (Certain U.S. Federal Income Tax Considerations")

Who can I talk to if I have questions about the Tender Offer?

         If you have questions or you need assistance with the procedure of tendering your Units you should contact us at the following address and telephone number:

                              Kalmia Investors, LLC
                         601 Carlson Parkway, Suite 200
                              Minnetonka, MN 55305
                                 (800) 547-0854

To the Holders of Units of Limited Partnership Interests of Westin Hotels Limited Partnership:

                                  INTRODUCTION

Kalmia Investors, LLC, a Delaware limited liability company (the "Purchaser" or "Kalmia"), hereby offers to purchase up to 117,025 units of limited partnership interest ("Units") of Westin Hotels Limited Partnership, a Delaware limited partnership (the "Partnership"), at a purchase price of $725 per Unit, in cash, less the amount of any distributions declared or paid on or after December 31, 2003, in respect of a Unit, without interest thereon (the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Agreement of Sale (which together constitute the "Offer"). Unitholders who tender their Units to us will not be obligated to pay the $50 transfer fee per transferring Unitholder charged by the Partnership, as this cost will be borne by the Purchaser. The 117,025 Units sought to be purchased pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 86.3% of the 135,600 Units outstanding as of the date of the Offer, and together with the Units already owned by the Purchaser, constitute 100% of the outstanding Units.

                 RISKS AND FACTORS TO CONSIDER BEFORE TENDERING

We encourage you to consider the following risk factors:

o Holders of Units ("Unitholders") who tender their Units will be giving up the right to participate in any future potential benefits of owning Units, including, for example, the right to participate in any future distribution of cash or property, whether from operations, the proceeds of a sale of the Partnership's assets or in connection with any future liquidation of the Partnership. However, there is no guarantee of future results of the Partnership or that the Partnership would be liquidated efficiently.

o Although the Purchaser cannot predict the future value of the Partnership's assets on a per Unit basis, the Purchase Price could differ significantly from the net proceeds that would be recognized on a per Unit basis from the sale of the Partnership's assets or that may be realized upon a future liquidation of the Partnership.

o The tax consequences of the Offer to a particular Unitholder may be different from those of other Unitholders and we urge you to consult your own tax advisors in connection with the Offer.

o There is no established public market for the Units, although there is a limited and sporadic secondary market for the Units. According to the Partnership's 2002 Form 10-K, the sale prices of Units from January 1, 2003, through March 17, 2003, ranged from $225 to $465 per Unit, with an average sale price of $333.36, which price does not reflect certain reductions (see Section 7 ("Purpose and Effects of the Offer")). The weighted average price per Unit for Units traded over the 12 months ending September 30, 2003 was $441.76. We calculated this amount based on trades reported by The Partnership Spectrum, an industry publication. According to the American Partnership Board, there were 452 Units sold from June 1, 2003 through September 30, 2003, at prices ranging from $435 to $600 per Unit. However, prices obtainable in the secondary market today or at any other time may be higher or lower than these historic prices. We are not aware of any more recent transactions. In addition, the Purchaser has purchased Units in two tender offers during the second half of 2003 at a price of $550 per Unit and Starwood Hotels & Resorts Worldwide, Inc. ("Starwood") is offering to purchase Units at a price of $700 per Unit pursuant to tender offer commenced by Starwood on November 4, 2003.

o The Purchaser may not purchase Units if the Partnership does not agree to register the transfer of tendered Units from a Unitholder to the Purchaser on its books and records. There are three circumstances in which the Partnership may not register such a transfer. First, pursuant to the Limited Partnership Agreement of the Partnership (the "Limited Partnership Agreement"), Units may not be transferred if, in the opinion of counsel to the Partnership, the transfer of Units would cause the Partnership to be "terminated" for federal income tax purposes. Second, pursuant to the Limited Partnership Agreement, the general partner of the Partnership may suspend its approval of sale requests for Units if such transfer would result in the transfer of 40% or more of the aggregate interests in the Partnership when added to the total of all other sales of interest in the Partnership during the preceding 12 months. Third, according to its public filings, the Partnership has implemented a Unit transfer policy in order to comply with a safe-harbor that will prevent the Partnership from being deemed a "publicly traded partnership" pursuant to Section 7704 of the Internal Revenue Code of 1986, as amended. The safe-harbor applies if the sum of the percentage interests in Partnership capital or profits represented by Units traded during any calendar year does not exceed 5% of the aggregate Units outstanding. If the Partnership reaches the safe-harbor limits for Unit transfers in 2004, the general partner of the Partnership (the "General Partner") may suspend its approval of sale requests for Units for the remainder of the 2004 calendar year. Depending upon the number of Units purchased by the Purchaser pursuant to the Offer, it is possible that one or more of the three circumstances noted above could arise and that the General Partner may not approve the transfer of all of the Units tendered by Unitholders pursuant to the Offer.

o The Purchaser is making the Offer with a view towards making a profit. Accordingly, there may be a conflict between the desire of the Purchaser to acquire the Units at a low price and the desire of the Unitholders to sell the Units at a high price. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the $725 Purchase Price and no representation is made as to such fairness. Other measures of value may be relevant to a Unitholder and all Unitholders are urged to carefully consider all of the information contained in the Offer to Purchase and Agreement of Sale and to consult with their own advisors (tax, financial or otherwise) in evaluating the terms of the Offer before deciding whether to tender their Units.

o After the Expiration Date, and unless otherwise prohibited, the Purchaser will vote the Units acquired in the Offer in its own interests. The
     Purchaser's interests may be different from or in conflict with the interests of other Unitholders.

o The Purchaser will, subject to the terms and conditions of the Offer, the Limited Partnership Agreement and applicable law, receive a power-of-attorney from each Unitholder tendering Units accepted for payment that grants the Purchaser the right to exercise voting and other rights appurtenant to the ownership of such Units prior to payment therefor. The Purchaser may not actually purchase Units accepted for payment if, for example, the Partnership does not effectuate the transfer of such Units to the Purchaser. Accordingly, a situation may arise where the Purchaser has the right to exercise voting rights with respect to Units for which it has not yet paid.

o The transfer of Units is subject to the requirements of Section 11.01 of the Limited Partnership Agreement which states that the General Partner may suspend transfers if and when any such transfer would result in the transfer of 40% or more of the Units in the Partnership when added to the total of all other sales or exchanges of Units within the preceding 12 months. If the General Partner suspends transfers to us, we may reduce the number of Units we are tendering for in order to lift that suspension and subject tendering Unitholders to a pro rata reduction of Units that we will accept for payment.

o The transfer of Units is subject to the requirements of Section 11.02 of the Limited Partnership Agreement which states that no assignee of a Limited Partner's interest is entitled to become a "Substituted Limited Partner" under the Limited Partnership Agreement until the General Partner shall have given its prior written consent, which consent may be withheld in the General Partner's absolute discretion.

o Under the terms of the Offer you may withdraw your Units through the Expiration Date. However, after the Expiration Date and once the Units have been accepted by the Purchaser for payment you will not be able to withdraw your Units at all. If the Purchaser does not accept your tendered Units for payment, once the Expiration Date has passed, then you will not be able to withdraw your Units until March 8, 2004. The Purchaser will pay for Units that have been validly tendered and not withdrawn and that have been accepted for payment as promptly as practicable after the Partnership has registered the transfers of all tendered Units to the Purchaser on its books and records and the General Partner notifies us in writing that it consents to us becoming a "Substituted Limited Partner" with full voting and distribution rights in respect of the Units that we have accepted for payment or any of the above conditions have been waived by us. The
     Purchaser believes that the Partnership's practice is to provide confirmation of the transfers only after they have actually taken place, which may be some days or weeks after the date of book transfer. The Purchaser will pay for Units accepted for payment as soon as possible after receipt of confirmation of transfers. The Purchaser is not affiliated with the Partnership and, accordingly, does not know with certainty if and/or when it will receive such confirmation. If the Purchaser does not receive such confirmation by the Expiration Date, it may not accept for payment Units that have been tendered pursuant to the Offer. However, as noted above, the Purchaser reserves the right, in its sole discretion, to pay tendering Unitholders prior to the receipt of such confirmation, to its reasonable satisfaction, that it will have the right to receive all allocations and distributions attributable to Units accepted for payment).

o The Purchaser has not engaged a Depositary for the Offer. The Purchaser will submit tendered Units that it accepts for payment to the Partnership's transfer agent. The Purchaser will hold the funds necessary to pay Unitholders for purchased Units upon transfer of the Units to the Purchaser. The Purchaser has not engaged a Depositary to minimize the costs of the Offer. While the Purchaser has substantial experience in affecting the transfer of limited partnership interests, because the Purchaser has not engaged a Depositary, there will be no independent third party holding funds of the Purchaser to pay Unitholders for Units that will be purchased in the Offer, or to verify independently that such funds are indeed available. Also, payments to tendering Unitholders may be delayed if the Purchaser were to suffer an event of bankruptcy or other material adverse event prior to its making the payments. The Purchaser does not believe that the absence of a Depositary will affect or delay the effectuation of Unit transfers resulting from the Offer.

If the Purchaser is successful in purchasing approximately 36.3% of the Units in this Offer, the Purchaser will become the holder of a majority of the Units in the Partnership. As a majority holder, the Purchaser will have the right under the Limited Partnership Agreement by majority vote to:

o    Amend certain provisions of the Limited Partnership Agreement;

o    Approve certain sales or borrowings by the Partnership;

o    Approve the transfer of the General Partner's interest;

o Expel the General Partner or any successor General Partner with or without cause;

o Elect a new General Partner or General Partners upon the adjudication of incompetency, expulsion, withdrawal, death or dissolution of the General Partner or any successor General Partner;

o Expel a general partner of a Hotel Partnership, with or without cause in accordance with the terms of the agreement of limited partnership of such Hotel Partnership; and

o    Elect to dissolve the Partnership.

We urge any Unitholder that is not sophisticated in financial and business matters to consult with a qualified business professional before accepting the Offer.

Unitholders may no longer wish to continue with their investment in the Partnership and might consider accepting the Offer for one or more of the following reasons:

o The Offer will provide Unitholders with an immediate opportunity to liquidate their investment in the Partnership without the usual transaction costs associated with secondary market sales.

o In the Partnership's 2002 Form 10-K, Westin Realty Corp., the general partner of the Partnership (the term "General Partner" includes Westin Realty Corp.) states the following: "There is no public market for the Units and it is not anticipated that a public market will develop." As previously disclosed in the Summary Term Sheet, there is a limited secondary market for the Units. Unitholders who desire to benefit from the resale liquidity that the Offer represents as an alternative to the limited and sporadic secondary market for the Units may wish to accept the Offer. The Offer affords a significant number of Unitholders with an opportunity to dispose of their Units for cash, which otherwise might not be available to them. The Purchase Price is not intended to represent either the fair market value of a Unit or the Partnership's assets on a per Unit basis.

o The Offer may be attractive to certain Unitholders who wish in the future to avoid the continued additional expense, delay and complication in filing income tax returns which result from the ownership of the Units.

o The Offer provides Unitholders with the opportunity to liquidate their Units and to reinvest the proceeds in other investments should they desire to do so.

If you wish to sell some or all of your Units in accordance with this Offer, please read carefully the enclosed Offer to Purchase and the Agreement of Sale. All you need to do is complete the Agreement of Sale in accordance with the instructions provided therein, sign where indicated, have your signature Medallion Guaranteed and return the required documentation to the Purchaser, in the pre-addressed return envelope which we have provided. If you desire to accept this Offer, please carefully follow the instructions in the Agreement of Sale. Errors will delay and possibly prevent acceptance of your tender of Units.

If, prior to the Expiration Date, the Purchaser increases the consideration offered to Unitholders pursuant to the Offer, that increased consideration will be paid with respect to all Units that are purchased pursuant to the Offer, whether or not such Units were tendered prior to such increase in consideration.

The Offer is being made by the Purchaser as a speculative investment based upon the belief that the Units represent an attractive investment at the price offered based upon, in part, the expected liquidation of the Partnership's assets. The purpose of the Offer is to allow us to benefit from any one combination of the following: (i) any cash distributions from the Partnership's operations in the ordinary course of business; (ii) distributions of net proceeds from a liquidation, if any; (iii) a refinancing of the Partnership or any of its properties; (iv) cash that the Partnership may retain or distribute as a result of a redemption of Units; (v) sale of the Units; and (vi) any other claims that the Partnership may have.

The Purchaser reserves the right to extend the offer to purchase subject to the terms and conditions herein. See Section 13 ("Certain Conditions of the Offer"). The Purchaser expressly reserves the right waive any or all of the conditions of the Offer.

The Partnership is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission ("Commission") relating to its business, financial condition and other matters. Such reports and other information are available on the Commission's Electronic Data Gathering and Retrieval System (EDGAR) at its internet website at www.sec.gov and may be inspected at the public reference facilities maintained by the Commission at room 1200, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, which provides certain additional information with respect to the Offer. Such Statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the Commission in the manner specified above.

According to the Partnership's Third Quarter 2003 10-Q, there were 135,600 Units issued and outstanding as of September 30, 2003, which, according to the Partnership's 2002 Form 10-K are held by approximately 6,710 Unitholders. The Purchaser currently owns 18,575 Units, or approximately 13.7% of the outstanding Units.

Information contained in this Offer to Purchase which relates to, or represents statements made by, the Partnership or the General Partner has been derived from information provided in reports and other information filed with the Commission by the Partnership and General Partner.

Unitholders are urged to read carefully this Offer to Purchase and the accompanying Agreement of Sale before deciding whether to tender their Units.

                                OFFER TO PURCHASE

SECTION 1. TERMS OF THE OFFER.

Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for up to 117,025 Units that are validly tendered on or prior to the Expiration Date and not validly withdrawn in accordance with
Section 4 ("Withdrawal Rights"). The term "Expiration Date" shall mean 5:00 p.m., Eastern Time, on February 9, 2004, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest date on which the Offer, as so extended by the Purchaser, shall expire.

Subject to any approval rights of the General Partner under the terms of the Limited Partnership Agreement, the Purchaser reserves the right to transfer or assign, (in whole or in part from time to time), to one or more of the Purchaser's affiliates, the right to purchase all or any portion of the Units tendered pursuant to the Offer. Any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering Unitholders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

The Offer is conditioned on satisfaction of certain conditions. See Section 13 ("Certain Conditions of the Offer,") which sets forth in full the conditions of the Offer. The Purchaser reserves the right (but shall not be obligated), for any reason, or for no reason, to waive any or all of such conditions at any time. If any or all of such conditions have not been satisfied or waived by the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered; (ii) terminate the Offer and deem all Agreements of Sale to be null and void and of no force or effect whatsoever (we will not return any documents to tendering Unitholders); (iii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered;
(iv) extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended; or (v) otherwise amend the Offer.

The Offer to Purchase and the related Agreement of Sale are being mailed at the Purchaser's expense to Unitholders. Unless the context requires otherwise, references to Unitholders in this Offer to Purchase shall be deemed to include record holders of Units, Beneficial Owners and Assignees.

SECTION 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS.

If all conditions of the Offer are satisfied, we will accept for payment from the Unitholders all units validly tendered and not withdrawn.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment, and will pay for, Units validly tendered and not withdrawn in accordance with Section 4 ("Withdrawal Rights") below. Payment will be made as promptly as practicable after the expiration of the Offer and the Partnership has registered the transfers of the tendered Units that we shall have accepted for payment on its books and records and we are recognized by the Partnership as a Substituted Limited Partner in respect of all such Units with full voting rights and rights to distributions (See Section 13 ("Certain Conditions of the Offer")). Sections 11.01 and 11.02 of the Limited Partnership Agreement provide that assignments and transfers of Units are only recognized on the Partnership's books as of the last business day of a calendar quarter. Since the last business day of the current calendar quarter is March 31, 2004, we expect that payment for accepted Units will be delayed until at least March 31, 2004. The Purchaser will be deemed to have purchased tendered Units accepted for payment when the Purchaser is in receipt of the Partnership's confirmation that the transfer of Units has been effectuated and that the Purchaser will be deemed a "Substituted Limited Partner" with respect to the Units transferred and when actual transfer of Units to the Purchaser has occurred. However, the Purchaser reserves the right, in its sole discretion, to pay for accepted Units prior to such date. In all cases, payment for Units purchased pursuant to the Offer will be made only after the Expiration Date and the timely receipt by the Purchaser of a properly completed and duly executed Agreement of Sale and any other documents required by the Agreement of Sale. Under no circumstances will interest be paid on the Purchase Price for any Unit by reason of any delay in making such payment.

If any tendered Units accepted for payment are not purchased for any reason, the Agreement of Sale with respect to such Units not purchased will be deemed to be of no force or effect from the date the Offer is terminated and no payments will be made in respect of such Units. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment, purchase or pay for the Units tendered pursuant to the Offer, then without prejudice to the Purchaser's rights under Section 13 ("Certain Conditions of the Offer") (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Purchaser may retain such tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn except in accordance with the withdrawal rights as described in
Section 4 ("Withdrawal Rights").

If, prior to the Expiration Date, the Purchaser shall increase the consideration offered to Unitholders pursuant to the Offer, such increased consideration shall be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

The Purchaser reserves the right to transfer or assign, at any time and from time to time, in whole or in part, to one or more affiliates or direct or indirect subsidiaries of the Purchaser, the right to purchase Units tendered pursuant to the Offer, but no such transfer or assignment will relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering Unitholders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

SECTION 3. PROCEDURES FOR TENDERING UNITS.

VALID TENDER. For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Agreement of Sale (along with any other documents necessary to properly effect the transfer) must be received by the Purchaser at its address set forth on the signature page of the Agreement of Sale on or prior to the Expiration Date. A Unitholder may tender any or all Units it owns.

In order for a tendering Unitholder to participate in the Offer, Units must be validly tendered and not withdrawn prior to the Expiration Date, which is 5:00 p.m., Eastern Time, on February 9, 2004.

For your convenience, the Purchaser has included a pre-addressed envelope with this Offer for returning the Agreement of Sale to the Purchaser, however the method of delivery of the Agreement of Sale is at the option and sole risk of the tendering Unitholder, and the delivery will be deemed made only when actually received by the Purchaser. If delivery is by mail, registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent the possible application of backup federal income tax withholding with respect to payment of the Purchase Price for Units purchased pursuant to the Offer, a tendering Unitholder must verify to the Purchaser such Unitholder's correct taxpayer identification number (which for an individual is usually his social security number) and make certain certifications that the Unitholder is not subject to backup federal income tax withholding.

A tendering Unitholder is required to certify in the Agreement of Sale, under penalties of perjury, that (i) the tax identification number shown on the Agreement of Sale is the Unitholder's correct taxpayer identification number; and (ii) the Unitholder is not subject to backup withholding either because the Unitholder has not been notified by the Internal Revenue Service (the "IRS") that the Unitholder is subject to backup withholding as a result of failure to report all interest or dividends, or the IRS has notified the Unitholder that the Unitholder is no longer subject to backup withholding.

The Unitholder is also required to certify in the Agreement of Sale, under penalties of perjury, that the Unitholder, if an individual, is not a nonresident alien for purposes of U.S. income taxation, and if not an individual, is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and applicable Treasury Regulations). The Unitholder understands that this certification may be disclosed to the IRS by the Purchaser and that any false statements contained therein could be punished by fine, imprisonment or both.

TENDERS BY BENEFICIAL HOLDERS. Tenders of Units made by beneficial holders of Units will be deemed an instruction to brokers, dealers, commercial banks, trust companies, custodians and similar persons or entities whose names, or the names of whose nominees, appear as the registered owner of such Units, to tender such Units on behalf of such beneficial holder. A tender of Units can only be made by the registered owner of such Units.

SIGNATURE GUARANTEES. The signature(s) on the Agreement of Sale must be Medallion Guaranteed by a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States, a brokerage firm that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., as provided in the Agreement of Sale.

APPRAISAL RIGHTS. Unitholders will not have any appraisal or dissenter's rights with respect to or in connection with the Offer.

OTHER REQUIREMENTS. By executing and delivering the Agreement of Sale, a tendering Unitholder irrevocably appoints the Purchaser and/or designees of the Purchaser and each of them as such Unitholder's attorneys-in-fact and proxies, with full power of substitution, to the full extent of such Unitholder's rights (such power of attorneys and proxies being deemed to be an irrevocable power coupled with an interest) to exercise all such Unitholder's voting and other rights as any such attorney-in-fact in its sole discretion may deem proper at any meeting of Unitholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise, and act in such manner as any attorney-in-fact shall, in its sole discretion, deem proper with respect to the Units, in the manner set forth in the Agreement of Sale.

Such appointment will be effective upon receipt by the Purchaser of the Agreement of Sale. Upon such receipt, all prior proxies given by such Unitholder (including any that you may have given to Windy City) with respect to such Units will, without further action, be revoked, and no subsequent proxies may be given and if given will not be effective.

By executing and delivering the Agreement of Sale, a tendering Unitholder also irrevocably assigns to the Purchaser, and its assigns, all of the right, title and interest, free and clear of all liens and encumbrances of any kind, of such Unitholder in the Partnership with respect to the Units tendered and purchased pursuant to the Offer (and with respect to any and all other Units or other securities issued or issuable in respect of such Units on or after the date hereof). The Purchaser will seek to be admitted to the Partnership as a Substitute Limited Partner in respect of all such tendered and purchased Units.

DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Units will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for, which may, in the opinion of the Purchaser or Purchaser's counsel, be unlawful.

The Purchaser's interpretation of the terms and conditions of the Offer (including the Agreement of Sale and the instructions thereto) will be final and binding. No tender of Units will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. Neither the Purchaser nor any of its affiliates or assigns, if any, or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

The Purchaser's acceptance for payment of Units tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unitholder and the Purchaser upon the terms and subject to the conditions of the Offer.

SECTION 4.  WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 4, tenders of Units made pursuant to the Offer are irrevocable. Units tendered pursuant to the Offer may be withdrawn at any time by written notice to the Purchaser on or prior to the Expiration Date (including any extensions thereof), and, if and to the extent tendered Units have not been accepted for payment by March 8, 2004 (the 60th day from the date of this Offer), at any time thereafter. Once the Expiration Date has passed you will not otherwise be able to withdraw your Units.

If, purchase of or payment for, Units is delayed for any reason (including because of the terms of the Offer or Sections 11.01 or 11.02 of the Limited Partnership Agreement), or if the Purchaser is unable to purchase or pay for Units for any reason, then, without prejudice to the Purchaser's rights set forth herein, the Purchaser may retain tendered Units and such Units may not be withdrawn, except to the extent that the tendering Unitholder is entitled to as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides, in part, that no person who makes a tender offer shall fail to pay the consideration offered or return the securities (i.e., the Units) deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer. In this regard, the Commission has stated (release no. 34-43069, available July 24, 2000) that because transfers of limited partnership interests are subject to delays, an offeror in a tender offer for limited partnership interests may reasonably extend the period for payment without violating the requirement for prompt payment. See Section 13 ("Certain Conditions of the Offer").

In order for a withdrawal to be effective, a written notice of withdrawal, expressly indicating that the withdrawal relates to this Offer and not to any other offer, must be timely received by the Purchaser (i.e. a valid notice of withdrawal must be received after the date hereof but on or before February 9, 2004, or such other date to which this offer may be extended) at its address set forth on the last page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn, with the signature of such person Medallion guaranteed in the same manner as the signature in the Agreement of Sale, the number of Units to be withdrawn, and (if the Agreement of Sale has been delivered) the name of the Unitholder as set forth in the Agreement of Sale. Withdrawals of Units may not be rescinded. Any Units properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be re-tendered at any subsequent time prior to the Expiration Date by following the procedures described in Section 3.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. Neither the Purchaser nor any of its affiliates or assigns, if any, or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 5.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.

The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open by giving oral or written notice of such extension; (ii) to terminate the Offer at any time on or prior to the Expiration Date if any of the conditions specified in Section 13 ("Certain Conditions of the Offer") are not satisfied by giving oral or written notice of such termination; (iii) upon the failure to satisfy any of the conditions specified in Section 13 ("Certain Conditions of the Offer"), to delay the acceptance for payment of any Units not heretofore accepted for payment, by giving oral or written notice of such delay; and (iv) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered by giving oral or written notice of such amendment. Any extension, termination, delay or amendment will be followed as promptly as practicable by a public announcement, such announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14e-1(d) under the Exchange Act. There will be no subsequent offer period.

If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or of information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time on such day.

SECTION 6.  CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS.

         General

The following is a summary of the principal United States federal income tax consequences of the tendering of a Unit by a Unitholder pursuant to the Offer. For purposes of this summary, (1) the Internal Revenue Code of 1986, as amended, is referred to as "the Code," and (2) the Internal Revenue Service is referred to as "the IRS." This summary assumes that the Partnership is treated as a partnership for federal income tax purposes and not a "publicly traded partnership" as defined in Section 7704 of the Code.

This summary deals only with Unitholders who hold the Units as "capital assets" within the meaning of Section 1221 of the Code and does not address tax considerations applicable (i) to Unitholders that are subject to special tax rules (e.g., banks, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, grantor trusts, dealers in securities or currencies, traders in securities that elect the mark-to-market method of accounting for their securities holdings, persons that will hold the Units as part of a hedging transaction, "straddle" or "conversion transaction" for tax purposes, persons deemed to sell Units under the constructive sale provisions of the Code, persons liable for alternative minimum tax or Unitholders whose "functional currency" is not the U.S. dollar), or (ii) under any state, local or foreign tax laws. This summary applies only to Unitholders that are (i) citizens or "residents" (as defined in Section 7701(b) of the Code) of the United States, (ii) corporations, or other entities that are taxable as corporations, created or organized under the laws of the United States or any state or political subdivision thereof (including the District of Columbia),
(iii) estates, the income of which is subject to United States federal income taxation regardless of its source, and (iv) trusts, if a United States court can exercise primary supervision over the administration of such trust and one or more United States persons has the authority to control all substantial decisions of the trust (collectively, "United States Persons").

This summary is based on the tax laws of the United States, including the Code, final, temporary and proposed Treasury regulations, IRS administrative rulings and practice, and judicial decisions in effect as of the date of the Offer, all of which are subject to change, possibly with retroactive effect. The Purchaser has not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and the IRS is not precluded from adopting contrary positions with respect to such statements and conclusions.

PROSPECTIVE  UNITHOLDERS  WHO WISH TO TENDER UNITS SHOULD  CONSULT THEIR OWN TAX
ADVISORS  AS  TO  THE  UNITED  STATES  FEDERAL,   STATE,  LOCAL  AND  OTHER  TAX
CONSEQUENCES TO THEM OF MAKING A TENDER OF THE UNITS.

         Consequences to a Tendering Unitholder

The sale of a Unitholder's Units pursuant to the Offer for the Purchase Price will be treated as a taxable disposition of such Units for United States federal income tax purposes. A Unitholder will recognize gain or loss on such a sale equal to the difference between the amount realized on the sale and the Unitholder's tax basis in the Units. The amount realized will be equal to the sum of (x) the amount of cash received by the Unitholder pursuant to the Offer and (y) the amount of the liabilities of the Partnership properly allocable to the Unitholder for federal income tax purposes.

A Unitholder will recognize ordinary gain or loss on a sale of the Units pursuant to the Offer in an amount equal to the exchanged Units' allocable share of the ordinary gain or loss that the Partnership would have recognized if it had sold all of its "unrealized receivables" (including depreciation recapture) and "inventory items" (as such terms are defined in Section 751 of the Code) at their respective fair market values in a fully taxable transaction immediately prior to the exchange. The balance of a Unitholder's realized gain or loss will be capital gain or loss.

A Unitholder's capital gain or loss on the sale of Units pursuant to the Offer will be treated as long-term capital gain or loss if and to the extent that the Unitholder's holding period in the Units for federal income tax purposes is more than one year. Under current law, long-term capital gain of non-corporate Unitholders would be taxable at a maximum rate of 15%. However, a 25% maximum marginal tax rate would apply to a non-corporate Unitholder's allocable share of the Partnership's "unrecaptured of Section 1250 gain" (i.e., gain on the sale of an asset to the extent such gain is attributable to allowed or allowable depreciation adjustments in respect of real property). Upon a sale of Units pursuant to the Offer, non-corporate Unitholders that would otherwise realize long-term capital gain or loss on the sale of their Units will recognize unrecaptured Section 1250 gain in an amount equal to the exchanged Units' allocable share of the unrecaptured Section 1250 gain that would be recognized by the Partnership if it sold all of its Section 1250 property at its fair market value in a fully taxable transaction immediately prior to the exchange. The ability of a non-corporate Unitholder to offset capital losses against ordinary income on an annual basis is limited.

Any income or gain derived by a Unitholder from the sale of all its Units pursuant to the Offer may be eligible to be offset "passive activity losses" derived by the Unitholder with respect to the Units in prior taxable years that were not deductible in those years pursuant to the limitations on the deductibility of "passive activity losses" contained in Section 469 of the Code. If a Unitholder is unable to sell all of its Units, the deductibility of any unused passive losses attributable to the Units would continue to be subject to the passive activity loss limitations until the Unitholder sells his remaining Units.

A Unitholder other than a corporation and certain foreign individuals that sells Units pursuant to this Offer may be subject to certain backup withholding and information reporting requirements unless the Unitholder provides a correct taxpayer identification number ("TIN") to the Purchaser or properly certifies to the Purchaser that it has applied for a TIN. In order to avoid backup withholding, a Unitholder must properly complete and sign under penalties of perjury the Substitute IRS Form W-9 included in the Agreement of Sale.

Federal income tax withholding is required with respect to the sales proceeds derived by persons other than United States Persons ("Foreign Persons") from transfers of interests in certain partnerships which own interests in United States real property. In order to avoid this 10% withholding tax, a Unitholder who tenders his Units pursuant to the Offer will be required to (i) certify under penalties of perjury as part of the Agreement of Sale that he is not a Foreign Person, and (ii) provide certain additional information to the Purchaser.

A Unitholder who sells Units pursuant to this Offer must attach an information statement to his federal income tax return for the year of the sale which contains the information specified in Treasury Regulation section 1.751-1(a)(3).

         Consequences to a Non-Tendering Unitholder

A Unitholder who does not tender his Units pursuant to the Offer (a "non-tendering Unitholder") should not realize any material tax consequences as a result of such failure to tender unless the Partnership is deemed to be "terminated" for United States federal income tax purposes. The Partnership will be deemed to be so "terminated" if 50% or more of the Partnership's Units are sold or exchanged within a 12-month period that includes the date of the Offer. The Purchaser cannot determine based upon the publicly available information whether the consummation of the Offer will result in a termination of the Partnership. While a non-tendering Unitholder will not recognize any taxable gain or loss if the Partnership is deemed to be terminated for tax purposes, such a termination may require the Partnership to reduce the amount of its depreciation and amortization deductions with respect to its properties in certain future years immediately following the deemed termination and thereby increase the amount of taxable income that a Unitholder derives from the Partnership in such years. In such an event, however, the amount of the Partnership's depreciation and amortization deductions in subsequent future years would be increased correspondingly with the result that the aggregate amount of the taxable income derived by the Partnership in the years following the deemed termination should be equal to the aggregate amount of taxable income that the Partnership would derive in such years if no such termination were to occur. In addition, it is possible that a deemed termination of the Partnership could cause the Partnership to no longer be eligible for certain beneficial "transitional" rules with respect to its properties that may have been contained in statutory or regulatory changes enacted or issued prior to the termination.

The Purchaser reserves the right not to purchase Units to the extent such purchase may cause the Partnership to be terminated for federal income tax purposes.

THE PRECEDING DISCUSSION IS ONLY A SUMMARY OF CERTAIN TAX IMPLICATIONS OF THE OFFER. UNITHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE TAX IMPLICATIONS OF THE OFFER IN LIGHT OF EACH SUCH UNITHOLDER'S PARTICULAR CIRCUMSTANCES.

SECTION 7.  PURPOSE AND EFFECTS OF THE OFFER.

PURPOSE OF THE OFFER. The Purchaser is making the Offer for investment purposes only (See Section 8 ("Future Plans") with a view towards making a profit. The Purchaser's intent is to acquire the Units at a discount to the value that the Purchaser might ultimately realize from owning the Units.

The Offer is being made by the Purchaser as a speculative investment based upon the belief that the Units represent an attractive investment at the price offered. Our belief is based upon, in part, our assessment of the value of the Partnership's assets and liabilities. The purpose of the Offer is to allow the Purchaser to benefit from any one combination of the following: (i) any cash distributions from Partnership operations in the ordinary course of business;
(ii) distributions of net proceeds from a liquidation, if any; (iii) a refinancing of the Partnership or any of its properties; (iv) cash that the Partnership may retain or distribute as a result of a redemption of Units; (v) sale of the Units; and (vi) any other claims that the Partnership may have.

The Purchaser established the Purchase Price of $725 per Unit less the amount of any distributions declared or paid on or after December 31, 2003 in respect of that Unit, based on a number of factors, including (i) Purchaser's evaluation of the assets and liabilities of the Partnership based on publicly available information; (ii) the illiquid nature of the investment; and (iii) the costs to the Purchaser associated with acquiring the Units.

The Purchase Price represents the price at which the Purchasers are willing to purchase Units. No independent person has been retained by the Purchaser to evaluate or render any opinion with respect to the fairness of the Purchase Price to the Seller and no representation is made as to such fairness. The Purchaser urges those Unitholders that are considering tendering their Units pursuant to the Offer to first consult with their own advisors (tax, financial and others) in evaluating the terms of the Offer before deciding whether or not to tender Units.

The Purchaser is offering to purchase Units for which there is a limited and sporadic secondary market and is not offering to purchase the Partnership's underlying assets. Consequently, the Purchaser does not believe that the underlying asset value of the Partnership is determinative in arriving at the Purchase Price. Nevertheless, using publicly available information concerning the Partnership contained in the Partnership's 2002 Form 10-K, the Purchaser used an estimated asset value to derive an estimated market value for the Units solely for purposes of formulating their Offer.

In determining their estimated value of the Units, the Purchaser first calculated the estimated current net operating income in accordance with the Partnership's financial statements. Then, in consideration of the factors discussed above, the Purchaser determined the appropriate capitalization rate for the Partnership's net operating income. The resulting net asset value of the Partnership's properties was added to the Partnership's net current assets and the Partnership's total estimated asset value was then reduced by the Partnership's total liabilities and the Purchaser's estimate of the hypothetical costs to liquidate the portfolio plus the Purchaser's estimated acquisition and transfer costs.

Other measures of value may be relevant to a Unitholder and all Unitholders are urged to carefully consider all of the information contained in the Offer to Purchase and Agreement of Sale and to consult with their own advisors (tax, financial or otherwise) in evaluating the terms of the Offer before deciding whether to tender Units.

In its Preliminary Proxy Statement filed with the Commission on May 15, 2003, in connection with a proposed refinancing, the Partnership has assumed for purposes of making its recommendations to refinance the Partnership's debt that the Westin Michigan Avenue hotel could be sold for $96.7 million.

However, the Partnership also states that with respect to the proposed refinancing it considered, among other factors, the weakness of the market for the sale of full-service hotels and the inability of the Partnership to find a suitable purchaser for the Michigan Avenue hotel.

If the hotel were sold for $96.7 million and the Partnership liquidated, the Purchaser estimates that, based upon its own assumptions, the sale would result in a distribution of approximately $546 to each Unitholder.

Pursuant to this Offer, the Purchaser is offering to pay $725 cash, less the amount of any distributions declared or paid on or after December 31, 2003, in respect of that Unit, for each tendered Unit.

The Partnership disclosed in the 2002 Form 10-K the following information with regard to restrictions on transfer of Units:

"There is no public market for the Units, and it is not anticipated that a public market for the Units will develop. The transfer of Units, or any interest therein, is subject to a variety of restrictions. Limited Partners may not transfer their interests in the Partnership if, in the opinion of the Partnership's counsel, such transfers might violate the registration requirements of the Securities Act of 1933, as amended, or the laws of any other jurisdiction or agency applicable to the transfers, cause the Partnership to be regarded as an association taxable as a corporation, result in the dissolution or termination of the Partnership or result in the Hotel Partnership not being able to obtain or continue in effect any license permitting the service or sale of alcoholic beverages in the Hotel. The assignee must also meet certain other requirements set forth in the Limited Partnership Agreement before it may be recognized as a substituted Limited Partner, including the payment of all reasonable expenses connected with the transfer of any interest. The limited partners or their representatives must furnish, as to voluntary transfers, sufficient information to counsel to permit the foregoing determination to be made."

Pursuant to the Limited Partnership Agreement, the transfer of Units will not be allowed if, in the opinion of counsel to the Partnership, such transfer of Units would cause the Partnership to be deemed to be "terminated" for federal income tax purposes. Pursuant to the Limited Partnership Agreement, the General Partner may suspend its approval of sale requests for Units if such transfer of Units would result in the transfer of 40% or more of the interest in the Partnership when added to the total of all other sales of interest in the Partnership during the preceding 12 months. Since the Purchaser cannot now predict the number of Units that it will purchase pursuant to the Offer and cannot determine the amount of previous transfers of Units without a further review of the Partnership's books and records, Purchaser cannot assure a Unitholder that Units purchased pursuant to a tender offer filed on Schedule TO would not cause a deemed "termination" of the Partnership for federal income tax purposes. Further, it is a condition of the Offer that the Partnership register the transfer of tendered Units from a Seller to the Purchaser on its books and records.

In October 1996, the General Partner determined it to be in the best interest of the Partnership to implement a Unit transfer policy that relies on the protections of a 5% "safe harbor" provision, promulgated by the Internal Revenue Service, that prevents the Partnership from being deemed a "publicly traded partnership" pursuant to Section 7704 of the Internal Revenue Code of 1986, as amended. The safe harbor applies if the sum of the percentage interests in partnership capital or profits represented by Units traded during any calendar year does not exceed 5% of the aggregate Partnership interests outstanding (which approximates 6,848 Units).

Purchaser believes that Units purchased pursuant to a tender offer filed on Schedule TO would not violate the publicly traded partnership rules. Further, it is a condition of the Offer that the Partnership register the transfer of tendered Units from a Seller to the Purchaser on its books and records and that the Purchaser be recognized as a Substituted Limited Partner by the Partnership in respect of the Units we shall have agreed to purchase.

RIGHTS THAT WE WILL HAVE IF WE ARE A MAJORITY HOLDER OF UNITS. If the Purchaser is successful in purchasing approximately 36.3% of the Units in this Offer, the Purchaser will become the holder of a majority of the Units in the Partnership. As a majority holder, the Purchaser will have the right under the Partnership Agreement by majority vote to:

o    Amend certain provisions of the Limited Partnership Agreement;

o    Approve certain sales or borrowings by the Partnership;

o    Approve the transfer of the General Partner's interest;

o Expel the General Partner or any successor General Partner with or without cause;

o Elect a new General Partner or General Partners upon the adjudication of incompetency, expulsion, withdrawal, death or dissolution of the General Partner or any successor General Partner;

o Expel a general partner of a Hotel Partnership, with or without cause in accordance with the terms of the agreement of limited partnership of such Hotel Partnership; and

o    Elect to dissolve the Partnership.

EFFECT ON TRADING MARKET AND PRICE RANGE OF THE UNITS. If a substantial number of Units are purchased pursuant to the Offer, the result will be a reduction in the number of Unitholders. In the case of certain kinds of equity securities, a reduction in the number of security holders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In this case, however, there is a limited and sporadic trading market for the Units and, therefore, the Purchaser does not believe a reduction in the number of Unitholders will materially further restrict the Unitholders' ability to find purchasers for their Units.

The Partnership disclosed in its 2002 Form 10-K that there is no public market for the Units, and it is not anticipated that a public market will develop.

The Units are registered under Section 12(g) of the Exchange Act, which means, among other things, that the Partnership is required to file periodic reports with the Commission and to comply with the Commission's proxy rules. As of the date of the Partnership's 2002 Form 10-K there were approximately 6,710
Unitholders. If the Units were to be held by fewer than 300 persons, the Partnership could apply to de-register the Units under the Exchange Act.

SECTION 8.  FUTURE PLANS.

The Purchaser is acquiring the Units pursuant to the Offer for investment purposes only. The Purchaser has no current plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Partnership, the sale or transfer of any material amount of assets of the Partnership, any material change in the capitalization or dividend policy of the Partnership or any other material change in the Partnership's company structure or business. However, the Purchaser is currently evaluating the Partnership's business and management and is considering to exercise its rights under the Limited Partnership Agreement as owners of 10% or more of outstanding Units to call for a vote to remove the General Partner. The Purchaser reserves the right to change its plans and intentions.

If the Offer is not consummated or if you do not tender your Units and we consummate the Offer, you will remain a Unitholder of the Partnership. If the Purchaser purchases at least 49,361 Units for which it has made the Offer, the Purchaser will become the holder of a majority of the Units, which will give us the ability to control many decisions of the Unitholders. According to the 2002 Form 10-K, currently there is no limited partner who holds a majority of the Units.

The Purchaser and its affiliates may seek to acquire additional Units through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of these methods on such terms and at such prices as we shall determine, which may be different from the terms and price paid in the Offer. We also reserve the right to dispose of Units that we have acquired or may acquire. Such future purchases will also be for investment purposes only and may be at prices higher or lower than the Purchase Price.

SECTION 9.  PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

Other than as set forth below, Smithtown Bay, LLC, as the manager of the Purchaser, has not had negotiations or material discussions with the General Partner within the last 2 years. Smithtown Bay, LLC succeeded the previous manager on January 3, 2003. As none of the Offerors is affiliated with the previous manager of the Purchaser, they do not know whether the previous manager of the Purchaser had negotiations or material discussions with the General Partner within the past 2 years.

On July 24, 2003, the Purchaser filed with the Commission an offer to purchase up to 79,917 units of limited partnership interest in the Partnership, at $550 per Unit in cash, without interest thereon, less the amount of any distributions declared or paid on or after July 7, 2003, in respect of that Unit upon the terms and conditions set forth in the Offer to Purchase, dated July 24, 2003, as amended on August 4, 2003, and in the related agreement of sale and accompanying documents.

On September 8, 2003 the Partnership filed an Amendment No. 5 to reflect the issuance of a new press release on September 8, 2003 to make certain corrections to the press release issued September 2, 2003, and to replace Exhibit (a)(1)-10 with Exhibit (a)(1)-10 included therein. The Purchaser issued a press release, dated Tuesday, September 2, 2003, which stated that such offer expired at 5:00 p.m. New York Time, on Friday, August 29, 2003. The press release further stated that based upon a preliminary count, as of 5:00 p.m., New York time, on Friday, August 29, 2003, approximately 6,658 Units were validly tendered pursuant to that offer and not withdrawn and the Purchaser had accepted for payment in accordance with the terms of that offer all such tendered Units. On October 1, 2003 the Purchaser reported 6,409 Units were tendered pursuant to the tender offer were transferred by the Partnership to Kalmia. The reduction in beneficial ownership of Units resulted from the fact that the purchase of 249 of the 6,658 Units tendered as of the expiration of that offer could not be completed because they were withdrawn or were otherwise incapable of being transferred.

On October 6, 2003, the Purchaser filed a Schedule TO with the Commission to reflect an offer to purchase up to 73,250 Units at $550 per Unit in cash, without interest thereon, less the amount of any distributions declared or paid on or after October 1, 2003, with respect to that Unit upon the terms and conditions set forth in the offer to purchase, dated October 6, 2003, as amended October 21, 2003, and as further amended on October 28, 2003, and in the related agreement of sale and accompanying documents.

On October 23, 2003, the Purchaser filed an Amendment No. 2 to the Schedule TO to reflect the mailing of a letter, dated October 23, 2003, to Unitholders. On November 10, 2003, the Purchaser filed an Amendment No. 4 to the Schedule TO to reflect the expiration on November 7, 2003 of the offer commenced on October 6, 2003, and the issuance of a press release, dated November 10, 2003. The press release stated that, based upon a preliminary count, as of 5:00 p.m., Eastern Time, on Friday, November 7, 2003, approximately 1,210 Units (or 0.9% of the total number of outstanding Units) were tendered and not withdrawn and that upon payment for these Units in accordance with the related agreements of sale, the Purchaser would beneficially own approximately 13.7% of the total number of outstanding Units.

On November 17, 2003, the Purchaser filed with the Commission a Schedule 14D-9 Solicitation/Recommendation Statement, urging Unitholders not to tender their Units pursuant to the offer to purchase, dated November 4, 2003, by Starwood and to vote against certain proposals to amend the Limited Partnership Agreement as set forth in Starwood's offer to purchase. In addition, the Purchaser filed as exhibits a letter to Unitholders, dated November 17, 2003, and a form of withdrawal from Starwood's tender offer. The letter to Unitholders stated that the Purchaser did not intend to tender its Units pursuant to Starwood's tender offer and intended to vote against Starwood's proposals to amend the Limited Partnership Agreement. On November 17, 2003, the Purchaser filed an amendment to the Schedule 14D-9 to reflect the final text of the letter to Unitholders.

On December 1, 2003, the Purchaser filed with the Commission an Amendment No. 2 to the Schedule 14D-9, dated November 17, 2003, as amended on November 17, 2003, to reflect the mailing of a letter to Unitholders, dated December 1, 2003, which urged Unitholders not to tender their Units pursuant to Starwood's tender offer and not consent to Starwood's proposed amendments to the Limited Partnership Agreement; described the commencement of a lawsuit filed by unrelated third parties against the General Partner and Starwood; advised Unitholders of the apparent conflict of interest between the General Partner and Starwood; and informed Unitholders that the Purchaser had requested that the General Partner provide the Purchaser with information regarding the operations of the Partnership in order to enable Purchaser to review any potential irregularities in the operations of the Hotels (as defined in Section 10 below), irregularities in any related party transactions and compliance with the hotel management agreements.

         Written contacts and negotiations with the General Partner

On July 8, 2003, the Purchaser sent a letter to the Partnership requesting the list of limited partners of the Partnership. The Partnership received the list of limited partners from the Partnership on July 14, 2003.

On July 24, 2003, and as amended on July 30, 2003 and August 4, 2003, the Purchaser commenced a tender offer for up to 79,917 Units. On July 24, 2003, the Purchaser sent a letter to the Partnership, copying its counsel, notifying it of the commencement of such tender offer and enclosing therewith a copy of the tender offer materials for such offer.

On July 30, 2003, the Purchaser sent a letter to the Partnership, copying its counsel, notifying the Partnership of an amendment to the tender offer as filed on July 30, 2003 with the Commission per Rule 14d-3 of the General Rules and Regulations under the Exchange Act of 1934, as amended, enclosing therewith such additional tender offer materials.

On August 7, 2003, the Purchaser sent a letter to the Partnership, copying its counsel, notifying the Partnership of an amendment to the tender offer as filed on August 4, 2003 with the Commission per Rule 14d-3 of the General Rules and Regulations under the Exchange Act, as amended, enclosing therewith such additional tender offer materials.

On August 18, 2003, the Purchaser sent a letter to the Partnership, copying its counsel, notifying the Partnership of an amendment to the tender offer as filed on August 18, 2003 with the Commission per Rule 14d-3 of the General Rules and Regulations under the Exchange Act, as amended, enclosing therewith such additional tender offer materials.

On August 25, 2003, counsel to the Purchaser sent a letter to the Partnership's counsel, asking the Partnership to advise whether the General Partner would admit Kalmia as a substitute limited partner with respect to Units accepted for payment and purchased by Kalmia pursuant to the tender offer, and whether the General Partner would register such Units in Kalmia's name for all purposes. The letter also addressed other matters concerning the transfer of Units accepted for payment and purchased by Kalmia pursuant to the tender offer, upon the expiration of the tender offer.

Counsel to the Purchaser received a letter, dated August 29, 2003, from the Partnership's counsel, indicating that the General Partner expected to transfer the Units accepted for payment by the Purchaser pursuant to its offer on the books of the Partnership and admit Kalmia as a substitute limited partner with respect to those Units with full voting rights and rights to distributions no later than September 30, 2003. In response to that letter, on September 12, 2003, the Purchaser also sent a letter to such counsel referring to the expiration of the Purchaser's tender offer and requesting that the General Partner expedite processing of the Units for transfer and substitution as soon as practicable, and before September 30, 2003.

The Partnership's counsel subsequently advised the Purchaser's counsel orally that the transfers would be made on September 30, 2003, in accordance with the Partnership's general policy.

On September 2, 2003, the Purchaser sent a letter to the Partnership, copying its counsel, notifying the Partnership of an amendment to the tender offer as filed on September 2, 2003 with the Commission per Rule 14d-3 of the General Rules and Regulations under the Exchange Act, as amended, enclosing therewith with such additional tender offer materials.

On September 5, 2003, the Purchaser sent to the Partnership transfer requests for 6,453 Units that it had accepted for payment, along with the transfer fee of $50 per transfer.

On September 8, 2003, the Purchaser sent a letter to the Partnership, copying its counsel, notifying the Partnership of the final amendment reporting the results of the tender offer as filed on September 8, 2003 with the Commission per Rule 14d-3 of the General Rules and Regulations under the Exchange Act, as amended, enclosing therewith with such additional tender offer materials.

On September 9, 2003, the Purchaser sent a letter to the Partnership notifying the Partnership of the filing of a Form 3 with the Commission on September 9, 2003, and enclosing a copy of such filing therein.

On September 12, 2003, the Purchaser executed and sent to the Partnership, attention to Ms. DeMarino via Federal Express, a certification requested by the Partnership.

On October 6, 2003, counsel to the Purchaser sent a letter to the Partnership, copying its counsel, notifying it of the commencement a tender offer and enclosing therewith a copy of the tender offer materials for such offer.

On October 28, 2003, the Purchaser sent a letter to the Partnership, copying its counsel, notifying the Partnership of an amendment to the tender offer as filed on with the Commission per Rule 14d-3 of the General Rules and Regulations under the Exchange Act, as amended, enclosing therewith such additional tender offer materials.

On November 10, 2003, counsel to the Purchaser sent a letter to the Partnership, copying its counsel, notifying the Partnership of an amendment to the tender offer as filed on with the Commission per Rule 14d-3 of the General Rules and Regulations under the Exchange Act, as amended, enclosing therewith such additional tender offer materials.

On November 12, 2003, counsel to the Purchaser sent a letter to the Partnership's counsel, asking the Partnership to advise whether the General Partner would admit Kalmia as a substitute limited partner with respect to Units accepted for payment and purchased by Kalmia pursuant to the tender offer, and whether the General Partner would register such Units in Kalmia's name for all purposes. The letter also addressed other matters concerning the transfer of Units accepted for payment and purchased by Kalmia pursuant to the tender offer, upon the expiration of the tender offer.

On November 19, 2003, counsel to the Purchaser sent a fax to the Partnership's counsel, requesting a response to the letter sent on November 12, 2003.

On November 26, 2003, the Purchaser sent a letter to the Partnership requesting information regarding the operations of the Partnership.

On  December  9,  2003,   counsel  to  the  Purchaser  sent  an  e-mail  to  the
Partnership's counsel, requesting a response to the letter dated November 12, 2003, and subsequent fax dated November 19, 2003.

On December 31, 2003, the Purchaser sent a letter to the Partnership to follow up on the letter sent on November 26, 2003. The letter stated that the requested information should not be sent to the Purchaser, but rather the Purchaser's counsel.

On January 6, 2004, counsel to Westin Realty Corp., the general partner of the Partnership sent a letter to the Purchaser, responding to the Purchaser's request for documents.

On January 9, 2004, the Purchaser sent a letter to Westin Realty Corp., the general partner of the Partnership, which stated that the Purchaser believed that Westin Realty Corp. should recommend to the Unitholders who have tendered to Starwood pursuant to Starwood's offer to purchase that they should withdraw their Units from Starwood and tender them to Purchaser.

On January 14, 2004, the Purchaser sent a letter to Westin Realty Corp., the general partner of the Partnership, to reflect the issuance of a press release by the Purchaser dated January14, 2004.

         Telephone contacts and negotiations with the General Partner and Affiliates

Between September 2, 2003 and January 8, 2004, there were numerous conversations between employees of the Purchaser and employees of the Partnership relating solely to administrative matters in respect of the transfers of Units tendered in our previous offers.

On September 17, 2003 a representative of Starwood contacted the Purchaser by telephone to arrange a future telephone call to be held on September 22, 2003. On September 22, 2003, a telephone call was held among representatives of the Purchaser and Starwood. The Starwood representatives asked the Purchaser's views of Starwood's proposed tender offer. The Purchaser's representatives indicated that they did not wish to discuss any potential or hypothetical event, whereupon the call ended.

On December 5, 2003, representatives of Starwood contacted the Purchaser by telephone to arrange a conference call, to be held on December 8, 2003. Representatives of the Purchaser and Starwood subsequently exchanged emails over whether that conference call would be privileged. On December 8, 2003, the conference call was held among representatives of the Purchaser and Starwood concerning Starwood's tender offer and the letters to Unitholders sent by the Purchaser. During that call representatives of the Purchaser indicated to representatives of Starwood that at that time the Purchaser did not intend to tender its Units to Starwood in the current context of Starwood's offer.

The Purchaser attempted to call the General Partner on December 19, 2003, to follow up on a letter, dated November 26, 2003, sent by the Purchaser to the General Partner relating the request regarding the operations of the Partnership.

The Purchaser attempted to call the General Partner to follow up on a letter, dated November 12, 2003, sent by the Purchaser to the General Partner relating to the transfer of Units accepted for payment in the Purchaser's second tender offer. Subsequently, the Purchaser received a "Pending Transfer" notice with respect to the Units expected to be transferred on December 31, 2003.

On December 9, 2003, counsel to the Partnership advised counsel to the Purchaser via voice mail that the Partnership intended to continue the previous practices as followed in connection with the Purchaser's previous tender offer, but that if Starwood consummated a merger prior to year-end in 2003, the Purchaser would have to deal with Starwood.

         Agreements

Pursuant to the Purchaser's first tender offer dated July 24, 2003, as amended on August 4, 2003, and in the related agreement of sale and accompanying documents, Unitholders who tendered their Units entered into and executed an agreement of sale whereby each undersigned Limited Partner, and/or Assignee Holder or Beneficial Owner or Unitholder agreed to thereby sell, assign, transfer, convey and deliver to Kalmia Investors, LLC, a Delaware limited liability company all of such seller's right, title and interest in Units, including any rights attributable to claims, damages, recoveries, including recoveries from class action lawsuits, and causes of action accruing to the ownership of such Units, being sold pursuant to such agreement of sale and the offer to purchase dated July 24, 2003, as amended, for a purchase price of $550 per Unit. Each such agreement further provided that in the event a distribution of cash, or any other distribution of value whatsoever is made or declared by the Partnership on or after July 7, 2003 with respect to the Units being transferred thereby, the cash price of $550 per Unit to be paid to the Unitholder would be reduced by the amount of the distribution with respect to such Units. In addition, each seller, by executing the agreement of sale, irrevocably constituted and appointed Purchaser as its true and lawful agent, proxy and attorney-in-fact with respect to the Units with full power of substitution in respect of certain acts and actions relating to the transfer of the Units to the Purchaser and the Purchaser's exercise of its rights as the owner of such Units.

Pursuant to the Purchaser's second tender offer dated October 6, 2003, as amended October 21, 2003 and as further amended on October 28, 2003, and in the related agreement of sale and accompanying documents, Unitholders who tendered their Units entered into and executed an agreement of sale whereby each undersigned Limited Partner, and/or Assignee Holder or Beneficial Owner or Unitholder agreed to thereby sell, assign, transfer, convey and deliver to Kalmia Investors, LLC, a Delaware limited liability company all of such seller's right, title and interest in Units, including any rights attributable to claims, damages, recoveries, including recoveries from class action lawsuits, and causes of action accruing to the ownership of such Units, being sold pursuant to such agreement of sale and the offer to purchase dated October 6, 2003, as amended, for a purchase price of $550 per Unit. Each such agreement further provided that in the event a distribution of cash, or any other distribution of value whatsoever is made or declared by the Partnership on or after October 1, 2003, with respect to the Units being transferred thereby, the cash price of $550 per Unit to be paid to the Unitholder would be reduced by the amount of the distribution with respect to such Units. In addition, each seller, by executing the agreement of sale, irrevocably constituted and appointed Purchaser as its true and lawful agent, proxy and attorney-in-fact with respect to the Units with full power of substitution in respect of certain acts and actions relating to the transfer of the Units to the Purchaser and the Purchaser's exercise of its rights as the owner of such Units.

SECTION 10. CERTAIN  INFORMATION  CONCERNING THE BUSINESS OF THE PARTNERSHIP AND
            RELATED MATTERS.

BUSINESS. The following information was extracted from the Partnership's 2002 Form 10-K. The Purchaser did not prepare any of the information contained in the 2002 Form 10-K and the Purchaser makes no representation as to the accuracy or completeness of such information.

Westin Hotels Limited Partnership (the "Partnership") and its subsidiary limited partnerships, The Westin St. Francis Limited Partnership (the "St. Francis Partnership") and The Westin Chicago Limited Partnership (the "Chicago Partnership" or the "Hotel Partnership"), each a Delaware limited partnership (collectively the "Hotel Partnerships"), were formed on April 25, 1986 for the purpose of acquiring two hotels, The Westin St. Francis in San Francisco, California (the "St. Francis") and the Michigan Avenue (formerly The Westin Hotel, Chicago) in downtown Chicago, Illinois (collectively the "Hotels").

The St. Francis and the Michigan Avenue have been managed as part of the Westin hotel chain since 1945 and 1964, respectively. As a result of the acquisition of Westin Hotel Company ("Westin") by Starwood Hotels & Resorts Worldwide, Inc. ("Starwood") in 1998, the management agreements for the St. Francis and the Michigan Avenue were assigned to St. Francis Hotel Corporation ("St. Francis Corp.") and 909 North Michigan Avenue Corporation ("909 Corp."), respectively.

Westin Realty Corp. ("Westin Realty") is the sole general partner of the Partnership (the "General Partner"). 909 Corp. and St. Francis Corp. are the respective general partners of the subsidiary limited partnerships, the Chicago Partnership and the St. Francis Partnership, which directly own and operate (or in the case of the St. Francis Corp., owned and operated) each Hotel. Since January 2, 1998, the General Partner has been a subsidiary of Starwood.

On January 18, 2000, the St. Francis Partnership entered into a definitive agreement to sell the St. Francis to BRE/ St. Francis L.L.C., an affiliate of the Blackstone Group, for gross proceeds of $243,000,000. Upon obtaining the consent of a majority of the limited partners, the sale was consummated on April 26, 2000.

The Hotel Partnerships are engaged solely in the business of owning and operating the Hotels (as of April 26, 2000, only the Michigan Avenue) and are, therefore, engaged in only one industry segment.

The Michigan Avenue is operated by Starwood as part of the full-service, upscale Westin hotel chain. Starwood owns, manages and franchises hotels throughout the world and the inclusion of the Hotel within its global system provides the benefits of name recognition, centralized reservations and advertising, system-wide marketing programs, centralized purchasing and training and support services. The hotel business in general is highly competitive. To the extent hotel capacity expands or demand for hotel accommodations decreases, competition will increase. The demand for particular accommodations and related services are subject to various factors, including, but not limited to, seasonal variance, changes in economic conditions, and changes in travel patterns and preferences (which may be affected by airline schedules, weather conditions or availability). Specific information regarding competitive conditions at the Michigan Avenue is set forth in Schedule 2, "Hotel Owned by the Partnership."

The Hotel is managed by a wholly owned subsidiary of Starwood. Because Starwood also owns, operates, manages and franchises hotels under the St. Regis(R), The Luxury Collection(R), Sheraton(R), W(R) and Four Points(R) by Sheraton brands, including other hotels in the Chicago area, potential conflicts of interest may exist. While Starwood and its affiliates have the right to own, operate and develop competing hotels, the general partners have a fiduciary duty to conduct the affairs of the Partnership and the Hotel Partnerships in the best interests of these entities and their partners.

Neither  the  Partnership  nor  the  Hotel   Partnerships  have  any  employees.
Administrative and Hotel personnel are employees of either Starwood or the Hotel's general partner. The Hotel and the Hotel Partnership reimburse Starwood and the general partner for the costs of such employees. However, neither the Partnership nor the Hotel Partnership is directly responsible for the payment of executive compensation to the officers of the general partners.

In February 2001, the Partnership retained JLL to market the Michigan Avenue for sale. In April 2001, formal marketing materials were distributed and discussions with several potential purchasers subsequently commenced. After the occurrence of the September 11 attacks, certain of the most qualified potential purchasers indicated they would expect significant discounts on their preliminary offers made prior to the attacks. Based on the unstable and depressed hotel real estate market, resulting from the weakened general worldwide economic environment, the General Partner did not believe that it was in the best interest of the limited partners to sell the Michigan Avenue in late 2001 or 2002.

The General Partner also engaged JLL to assist in exploring a refinancing of the Partnership's debt has recently directed JLL to focus its efforts towards pursuing refinancing alternatives. On May 15, 2003, the Partnership filed a Preliminary Proxy Statement seeking the consent of the Limited Partners to the refinancing of the mortgage loan on the Michigan Avenue (the "Proposed Refinancing"). In the Proposed Refinancing, the Hotel Partnership or its wholly owned subsidiary expects to incur new indebtedness in an amount from $70.0 million to $75.0 million from a lender not affiliated with the Partnership or Starwood. The General Partner has had discussions with potential lenders with a goal of presenting a refinancing proposal to the limited partners. There can be no assurance however, that such a proposal will be presented to the limited partners. In the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003, dated November 6, 2003, (the "Third Quarter 2003 10-Q"), the Partnership further stated that "[s]ubsequent to filing the Preliminary Proxy Statement, the General Partner learned that Column [Financial, Inc., its anticipated lender,] is not likely to be able to provide financing in accordance with the terms outlined in the Preliminary Proxy Statement. However, at this time and subject to today's dynamic lending environment, the General Partner is not optimistic it will be able to find a lender willing to provide financing to the Partnership upon terms set forth in the Preliminary Proxy Statement."

Distributions. The Partnership disclosed in its 2002 Form 10-K and Forms 10-Q for the first, second, and third quarters of 2003 that it made distributions as follows:

Date                               Distributions Per Unit

2003
March 16                           $6.72
June 10                            $6.72
September 12                       $6.72
December 15                        $6.72*

2002
March 16                           $6.72
June 14                            $6.72
September 13                       $6.72
December 13                        $6.72

2001
March 15                           $6.72
June 14                            $6.72
September 13                       $6.72
December 14                        $6.72

--------
*    Not disclosed in the Partnership's 2003 10-Q Forms.


Set forth below is a summary of certain financial information with respect to the Partnership, which has been excerpted or derived from the Partnership's 2002 Form 10-K and the Third Quarter 2003 10-Q. More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at the address set forth in the "Introduction." The Purchaser disclaims any responsibility for the information included in such reports and documents, and extracted in this Offer to Purchase.

Selected Financial Information
(In Thousands of Dollars, except per Unit amounts)

                      Fiscal Year    Fiscal Year    Fiscal Year
                      Ended 12/31/02 Ended 12/31/01 Ended 12/31/00
                      -------------- -------------- --------------

Operating Profit        4,026.00       2,937.00       18,772.00(1)
Net Income              1,383.00         559.00       66,139.00(2)
Net Income per Unit        10.20           4.12          487.75(2)


                      Three Months   Three Months   Nine Months   Nine Months
                      Ended 9/30/03  Ended 9/30/02  Ended 9/30/03 Ended 9/30/02
                      -------------  -------------  ------------- -------------
Operating Profit
  (Loss)                   2,300          1,609         3,166        1,090
Net Income (Loss)          1,691            949         1,301         (853)
Net Income (Loss) per
  Unit                     12.46           7.00          9.59        (6.29)

Balance Sheet Data
 (in thousands,
 except unit
  amounts)            As of 9/30/03  As of 12/31/02 As of 12/31/01
                      -------------  -------------- --------------
Total Assets              96,485        104,233       106,585
Total Liabilities         52,069         58,433        58,576
Total Partners Equity     39,856         41,289        43,551

Units Outstanding        135,600        135,600       135,600

(1) Includes St. Francis results through the sale date n April 26, 2000.
(2) Includes $52,606 gain on the St. Francis sale.

The foregoing summary is qualified in its entirety by reference to the Partnership's 2002 Form 10-K and the Third Quarter 2003 10-Q and all of the financial information and related notes contained therein.

For information concerning the properties owned by the Partnership, please refer to Schedule 2 attached hereto, which is incorporated herein by reference.

SECTION 11. CERTAIN INFORMATION CONCERNING THE PURCHASER.

Kalmia is a Delaware limited liability company, which was organized for the purpose of acquiring the Units in the Partnership. The manager of the Purchaser is Smithtown Bay, LLC, a Delaware limited liability company ("SB"), organized as a private investment vehicle and which currently manages the Purchaser. The Purchaser's offices are located at 601 Carlson Parkway, Suite 200, Minnetonka, MN 55305, and its telephone number is (888) 323-3757. For certain information concerning the members of SB, see Schedule 1 to this Offer to Purchase. The Purchaser owns 18,575 Units which is approximately 13.7% of the issued and outstanding Units.

Except as otherwise set forth herein, (i) neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1, or any affiliate of the Purchaser beneficially owns or has a right to acquire any Units; (ii) neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1, or any affiliate of the Purchaser or any member, director, executive officer, or subsidiary of any of the foregoing has effected any transaction in the Units; (iii) neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser has any contract, arrangement, understanding, or relationship with any other person with respect to any securities of the Partnership, including but not limited to, contracts, arrangements, understandings, or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents, or authorizations; (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchasers, or, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser, on the one hand, and the Partnership or affiliates, on the other hand; and (v) there have been no contracts, negotiations, or transactions between the Purchaser or to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer (other than as described in Section 8 of this Offer) or other acquisition of securities, an election or removal of the General Partner (other than as described in Section 8 of this offer), or a sale or other transfer of a material amount of assets.

Set forth below is a summary of certain unaudited financial information with respect to Merced from its most recent unaudited statement of financial condition dated November 30, 2003. Attached as Exhibit (a)(1)-5 to the Schedule TO are copies of Merced's unaudited financial statements for the years ended December 31, 2002 and 2001, and Merced's unaudited statements of financial condition as of November 30, 2003, September 30, 2003, June 30, 2003 and March 31, 2003.

                                                                    11/30/2003
ASSETS

Cash and cash equivalents                                      $     11,107,565
Accounts receivable                                                 351,698,520
Securities owned, at fair value                                     630,359,623
Other assets                                                            160,011
                                                                ----------------

      Total Assets                                             $    993,325,719
                                                                ================


LIABILITIES AND PARTNERS' CAPITAL

Securities sold but not yet purchased, at fair value           $    258,622,681
Accounts payable and other liabilities                               37,112,161
                                                                ----------------

      Total Liabilities                                        $    295,734,842

Partners' capital                                                   697,590,877
                                                                ----------------

      Total Liabilities and Partners' Capital                  $    993,325,719
                                                                ================

SECTION 12. SOURCE OF FUNDS.

The Purchaser expects that approximately $84,843,125 (exclusive of fees and expenses) will be required to purchase 117,025 Units. We will pay cash for all tendered Units using our cash on hand and proceeds from highly liquid securities in our proprietary portfolio. The Purchaser is not a public company. The Offer is not contingent on obtaining financing.

SECTION 13. CERTAIN CONDITIONS OF THE OFFER.

On or after the commencement of the Offer and before the Expiration Date (notwithstanding any other provisions of the Offer) the Purchaser will not be required to accept for payment or (subject to any applicable rules or regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Units promptly after the expiration or termination of the Offer)), to pay for any Units tendered but not accepted for payment and may amend or terminate the Offer if: (i) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon purchase of the Units pursuant to the Offer, the Purchaser will have full rights to ownership as to all such Units and that the Purchaser will become a registered owner on the books and records of the Partnership and that the Purchaser will be the record owner for purposes of any distributions made by the Partnership to Unitholders; (ii) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon the purchase of the Units pursuant to the Offer, the transfer restrictions will have been satisfied; (iii) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon the purchase of the Units pursuant to the Offer, the General Partner will give its prior written consent to the Purchaser becoming a Substituted Limited Partner with respect to all Units tendered hereby; or (iv) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the purchase contemplated by the Offer shall not have been filed, occurred or been obtained.

Furthermore, notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the Expiration Date any of the following conditions exist:

(a) the acceptance by the Purchaser of Units tendered and not withdrawn pursuant to the Offer or the transfer of such Units to the Purchaser violates restrictions in the Limited Partnership Agreement which prohibit any transfer of Units which would cause a termination of the Partnership or would cause the Partnership to be taxed as a "publicly traded partnership" under the Internal Revenue Code;

(b) there shall have been threatened, instituted or pending any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other person, challenging the acquisition of any Units pursuant to the Offer or otherwise directly or indirectly relating to the Offer, or otherwise, in the judgment of the Purchaser, adversely affecting the Purchaser, the General Partner or the Partnership;

(c) any statute, rule or regulation shall have been proposed, enacted, promulgated or deemed applicable to the Offer, or any action or order shall have been proposed, entered into or taken, by any government, governmental agency, or other regulatory or administrative agency or authority, which, in the judgment of the Purchaser, might (i) result in a delay in the ability of the Purchaser or render the Purchaser unable, to purchase or pay for some or all of the tendered Units, (ii) make such purchase or payment illegal, or (iii) otherwise adversely affect the Purchaser or the Partnership;

(d) any change shall have occurred or be threatened (or any condition, event or development involving a prospective change) in the business, properties, assets, liabilities, financial condition, capitalization, partners' equity, licenses, franchises, results of operations, tax status or prospects of the Partnership which, in the judgment of the Purchaser, is adverse to the Partnership, or the Purchaser shall have become aware of any facts which, in the judgment of the Purchaser, have or may have adverse significance with respect to the value of the Units;

(e) there shall have occurred (i) any general suspension of, or limitation on prices for or trading in, securities in the over-the-counter market or on any national securities exchange or quotation system, (ii) a declaration of a banking moratorium or any suspension of payment in respect of banks in the United States (whether or not mandatory) or any limitation (whether or not mandatory) by federal or state authorities, or other event which might have an adverse affect, on the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof; or, in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(f) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) a tender or exchange offer for some or all of the Units is made, or publicly proposed to be made or amended, by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act) or (ii) any person or group that prior to such date had filed a statement with the Commission pursuant to Section 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Units beneficially owned by such person or group as disclosed in such statement by two percent or more of the outstanding Units;

(g) the Partnership shall have (i) issued, or authorized or proposed the issuance of, any partnership interests of any class, or any securities convertible into, or rights, warrants or options to acquire, any such interests or other convertible securities; (ii) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Units; (iii) declared or paid any distribution, OTHER THAN IN CASH, on any of its partnership interests; (iv) authorized, proposed or announced its intention to propose any merger, consolidation or business combination transaction, any acquisition of assets or securities, disposition of assets or securities or material change in its capitalization, or any comparable event not in the ordinary course of business consistent with past practices; or (v) proposed or effected any amendment to the Partnership's Agreement of Limited Partnership or the Purchaser shall have become aware that the Partnership or its General Partner have proposed any such amendment;

(h) the failure to occur of any necessary approval or authorization by any Federal or state authorities necessary to consummation of the Purchaser of all or any part of the Units to be acquired hereby, which in the reasonable judgment of the Purchaser in any such case, and regardless of the circumstances
(including any action of the Purchaser) giving rise thereto, makes it inadvisable to proceed with such purchase or payment;

(i) the Purchaser or any of its affiliates and the Partnership shall have agreed that the Purchaser shall amend or terminate the Offer or postpone the payment for the Units pursuant thereto;

(j)  any   developments   shall  have  occurred  or  be  threatened  that  might
substantially impair or encumber those benefits that the Purchaser is attempting to achieve in this Offer;

(k) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which, in the view of the Purchaser, (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Units by the Purchaser, (ii) imposes, confirms or seeks to impose or confirm limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Units, including, without limitation, the right to vote any Units acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Partnership's Unitholders, (iii) requires divestiture by the Purchaser of any Units, (iv) might cause any material diminution of the benefits expected to be derived by the Purchaser or any of its affiliates as a result of the transactions contemplated by the Offer, (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, capitalization, partners' equity, licenses, franchises, tax status, operations, results of operations or prospects of the Purchaser or the Partnership, (vi) challenges the acquisition by the Purchaser of the Units or seeks to obtain any material damages as a result thereof or (vii) challenges or adversely affects the Offer;

(l) any of the following shall occur, or the General Partner or the Partnership shall propose to effect any of the following: (A) a material change in the capital structure of the Partnership, (B) a material change in the obligations or rights of Unitholders with respect to the Partnership, (C) a material change in the indebtedness secured by, or to the management agreement relating to, the Michigan Avenue Hotel, (D) a material change in the ownership or management of the Partnership, (E) an issuance or sale of any Units or rights to receive Units, conditional or otherwise, (F) a distribution (whether cash, non-cash, in-kind or otherwise) with respect of the Units; or (ii) any event shall occur that materially damages or causes a material impairment of the Michigan Avenue Hotel or prevents the Michigan Avenue Hotel from operating as a hotel in a manner substantially similar to the manner in which it was operating as a hotel as of the date of this Offer to Purchase and Solicitation Statement; or

(m) the Purchaser shall become aware that any material right of the Partnership or any of its subsidiaries under any governmental license, permit or authorization relating to any environmental law or regulation is reasonably likely to be impaired or otherwise adversely affected as a result of, or in connection with, the Offer.

The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of the circumstances (including, without limitation, any action or inaction by the Purchaser or any of its affiliates) giving rise to such condition, or may be waived by the Purchaser, in whole or in part, from time to time in its sole discretion. The failure by the Purchaser at any time prior to the Expiration Date to exercise the foregoing rights will not be deemed a waiver of such rights, which rights will be deemed to be ongoing and may be asserted at any time and from time to time until the Expiration Date. The Purchaser does not believe the state of hostilities in Iraq during the weeks immediately preceding the date of this Offer triggers the condition described in clause (e) of this Section 13. Starwood has announced a proposed tender offer. The Purchaser will not consider an actual tender offer by Starwood on the terms described in its pre-commencement communications to date to trigger the condition described in clause (f) of this Section 13. Any determination by the Purchaser concerning the events described in this Section 13 will be final and binding upon all parties.

SECTION 14.  CERTAIN LEGAL MATTERS AND REQUIRED REGULATORY APPROVALS.

GENERAL. Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Partnership with the Commission and other publicly available information regarding the Partnership, the Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Partnership, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Units as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's or the Purchaser's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions (See Section 13 ("Certain Conditions of the Offer")).

ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The Purchaser does not currently believe any filing is required under the HSR Act with respect to its acquisition of Units contemplated by the Offer.

STATE TAKEOVER LAWS. The Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in the Offer, nor any action taken in connection herewith, is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Units tendered.

ERISA. By executing and returning the Agreement of Sale, a Unitholder will be representing that either (a) the Unitholder is not a plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or
Section 4975 of the Code, or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of any such plan, or (b) the tender and acceptance of Units pursuant to the Offer will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

SECTION 15.  FEES AND EXPENSES.

THE PURCHASER WILL PAY ALL EXPENSES OF THE OFFER, INCLUDING CERTAIN FEES AND EXPENSES OF ITS AFFILIATES. THE PURCHASER WILL NOT PAY ANY FEES OR COMMISSIONS TO ANY BROKER, DEALER OR OTHER PERSON FOR SOLICITING TENDERS OF UNITS OR OTHERWISE PURSUANT TO THE OFFER. HOWEVER, BROKERS, DEALERS, COMMERCIAL BANKS AND TRUST COMPANIES AND OTHER NOMINEES, IF ANY, WILL, UPON REQUEST AND PRIOR APPROVAL OF THE PURCHASER, BE REIMBURSED BY THE PURCHASER FOR REASONABLE AND CUSTOMARY CLERICAL AND MAILING EXPENSES INCURRED BY THEM IN FORWARDING MATERIALS TO THEIR CUSTOMERS.

Section 16. MISCELLANEOUS.

THE OFFER IS NOT BEING MADE TO (NOR WILL  TENDERS BE ACCEPTED  FROM OR ON BEHALF
OF) UNITHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Purchaser will engage one or more registered brokers or dealers that are licensed under the laws of such jurisdiction to make the Offer. The Purchaser has filed with the Commission the Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission as set forth above in "Introduction."

No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained in this Offer to Purchase or in the Agreement of Sale and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of the Purchaser or the Partnership since the date as of which information is furnished or the date of this Offer to Purchase.


                                     KALMIA INVESTORS, LLC

                                     By:  Smithtown Bay, LLC
                                          Its Manager

                                     By:  Global Capital Management, Inc.
                                          Its Manager

                                     By:  /s/  Michael J. Frey
                                          ----------------------------
                                          Name: Michael J. Frey
                                          Title: Chief Executive Officer

                                          Dated: January 14, 2004

                                     SMITHTOWN BAY, LLC

                                     By:  Global Capital Management, Inc.
                                          Its Manager

                                     By:  /s/ Michael J. Frey
                                          ----------------------------
                                          Name: Michael J. Frey
                                          Title: Chief Executive Officer

                                     Dated: January 14, 2004

                                     MERCED PARTNERS LIMITED PARTNERSHIP

                                     By: Global Capital Management, Inc.
                                           Its General Partner

                                     By:  /s/ Michael J. Frey
                                          ----------------------------
                                          Name: Michael J. Frey
                                          Title: Chief Executive Officer

                                     Dated: January 14, 2004

                                    GLOBAL CAPITAL MANAGEMENT, INC.

                                    By:  /s/ Michael J. Frey
                                         -----------------------------
                                         Name: Michael J. Frey
                                         Title: Chief Executive Officer

                                    Dated: January 14, 2004

                                    MICHAEL J. FREY

                                    By:  /s/ Michael J. Frey
                                         -----------------------------

                                    Dated: January 14, 2004

                                    JOHN D. BRANDENBORG

                                    By:  /s/ John D. Brandenborg
                                         -----------------------------
                                    Dated: January 14, 2004

                                   SCHEDULE 1

                       INFORMATION REGARDING THE PURCHASER

Kalmia Investors, LLC ("Kalmia") is a Delaware limited liability company formed on July 31, 1996. Smithtown Bay, LLC is a Delaware limited liability company formed on July 29, 1996, and was named the manager of Kalmia Investors, LLC on January 3, 2003. Smithtown Bay's manager is Global Capital Management, Inc. ("GCM"), a Delaware corporation formed on September 23, 1988. Merced Partners Limited Partnership, a Delaware limited partnership formed on January 19, 1990, of which GCM is the general partner, is the sole owner of all of the members of Kalmia, including its manager, Smithtown Bay. GCM is controlled by its two officers and directors, John D. Brandenborg and Michael J. Frey. Each Party's principal executive offices are located at 601 Carlson Parkway, Suite 200, Minnetonka, Minnesota 55305.


            PRESENT PRINCIPAL OCCUPATION FIVE-YEAR EMPLOYMENT HISTORY

Michael J. Frey

Mr. Frey has been and continues to be Chairman, Chief Executive Officer, Secretary and a Director of GCM, from January 1, 1999 to present. Mr. Frey was Secretary, Vice-President and a Director of GCM from 1988 to December 31, 1998.


John D. Brandenborg

Mr. Brandenborg has been and continues to be President, Chief Operating Officer, Treasurer and a Director of GCM, from January 1, 1999 to present. From August 1988 to December 31, 1998, Mr. Brandenborg was Vice-President, Treasurer and a Director of GCM.

                                   SCHEDULE 2

                         HOTEL OWNED BY THE PARTNERSHIP

The following information on the Properties owned by the Partnership was extracted from the Partnership's 2002 Form 10-K.

The Partnership owns one hotel, The Westin Michigan Avenue, Chicago (formerly The Westin Hotel, Chicago) in Chicago, Illinois.

The Westin Michigan Avenue, Chicago has 751 guest rooms, including 28 suites, and 19 meeting rooms. The Hotel has a fitness center, a business center and provides retail space for several specialty stores and a gift shop. It also operates a restaurant and bar, and has an underground parking garage with 209 spaces.

More comprehensive financial and other information is included in such report and other documents filed by the Partnership with the Commission, and the following is qualified by reference to such report and other documents. Such report and other documents may be examined and copies may be obtained from the offices of the Commission at the addresses set forth in the "Introduction" section of the Offer to Purchase. The Purchaser disclaims any responsibility for the information included in such report and documents, and extracted in this
Schedule 2, as well as any changes which may have taken place in the information in the report since the date it was issued.

The Agreement of Sale and any other required documents should be sent or delivered in the pre-addressed envelope accompanying this Offer to Purchase by each tendering Unitholder or its broker, dealer, commercial bank, credit union, trust company or other nominee to the Purchaser at the following address:




                              KALMIA INVESTORS, LLC
                         601 Carlson Parkway, Suite 200
                              Minnetonka, MN 55305






FOR MORE INFORMATION OR FOR FURTHER ASSISTANCE WITH THE PROCEDURE OF TENDERING YOUR UNITS PLEASE CALL THE PURCHASER'S TOLL-FREE INFORMATION LINE AT (800) 547-0854.